EXECUTION VERSION
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
Dated as of April 30, 2026

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

TABLE OF CONTENTS
Article1 DEFINED TERMS    2

Article2 ORGANIZATIONAL MATTERS    18

2.1    Formation    18
2.2    Name    18
2.3    Registered Office and Agent; Principal Office    18
2.4    Power of Attorney    18
2.5    Term    20

Article3 PURPOSE    20

3.1    Purpose and Business    20
3.2    Powers    21

Article4 CAPITAL CONTRIBUTIONS    21

4.1    Capital Contributions of the Partners    21
4.2    Additional Funds; Restrictions on the General Partner    22
4.3    Issuance of Additional Partnership Interests; Admission of Additional Limited Partners    24
4.4    Contribution of Proceeds of Issuance of REIT Shares    26
4.5    Repurchase of REIT Shares; Shares-In-Trust    26
4.6    No Third-Party Beneficiary    26
4.7    No Interest; No Return    27
4.8    No Preemptive Rights    27

Article5 DISTRIBUTIONS    27

5.1    Distributions    27
5.2    Qualification as a REIT    28
5.3    Withholding    28
5.4    Additional Partnership Interests    28

Article6 ALLOCATIONS    29

6.1    Allocations    29
6.2    Revisions to Allocations to Reflect Issuance of Partnership Interests    29

Article7 MANAGEMENT AND OPERATIONS OF BUSINESS    29

7.1    Management    29
7.2    Certificate of Limited Partnership    34
7.3    Reimbursement of the General Partner    34
i

7.4    Outside Activities of the General Partner    35
7.5    Contracts with Affiliates    36
7.6    Indemnification    36
7.7    Liability of the General Partner    39
7.8    Other Matters Concerning the General Partner    40
7.9    Title to Partnership Assets    41
7.10    Reliance by Third Parties    41
7.11    Loans By Third Parties    42

Article8 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS    42

8.1    Limitation of Liability    42
8.2    Management of Business    42
8.3    Outside Activities of Limited Partners    42
8.4    Return of Capital    43
8.5    Rights of Limited Partners Relating to the Partnership    43
8.6    OP Unit Redemption Right    44

Article9 BOOKS, RECORDS, ACCOUNTING AND REPORTS    46

9.1    Records and Accounting    46
9.2    Fiscal Year    46
9.3    Reports    46

Article10 TAX MATTERS    47

10.1    Preparation of Tax Returns    47
10.2    Tax Elections    47
10.3    Tax Matters Partner    48
10.4    Organizational Expenses    50
10.5    Withholding    50

Article11 TRANSFERS AND WITHDRAWALS    51

11.1    Transfer    51
11.2    Transfer of the General Partner’s General Partner Interest    52
11.3    Limited Partners’ Rights to Transfer    54
11.4    Substituted Limited Partners    55
11.5    Assignees    56
11.6    General Provisions    56

Article12 ADMISSION OF PARTNERS    59

12.1    Admission of Successor General Partner    59
12.2    Admission of Additional Limited Partners    60

12.3    Amendment of Agreement and Certificate of Limited Partnership    61

Article13 DISSOLUTION, LIQUIDATION AND TERMINATION    61

13.1    Dissolution    61
13.2    Winding Up    62
13.3    Obligation to Contribute Deficit    64
13.4    Rights of Limited Partners    64
13.5    Notice of Dissolution    64
13.6    Termination of Partnership and Cancellation of Certificate of Limited Partnership    64
13.7    Reasonable Time for Winding-Up    64
13.8    Waiver of Partition    64

Article14 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS    65

14.1    Amendments    65
14.2    Meetings of the Partners    65

Article15 GENERAL PROVISIONS    67

15.1    Addresses and Notice    67
15.2    Titles and Captions    67
15.3    Pronouns and Plurals    67
15.4    Further Action    67
15.5    Binding Effect    67
15.6    Creditors    67
15.7    Waiver    68
15.8    Counterparts    68
15.9    Applicable Law    68
15.10    Invalidity of Provisions    68
15.11    Entire Agreement    68
15.12    Merger    68
15.13    No Rights as Shareholders    68

EXHIBITS

Exhibit A	–	Partners’ Contributions and Partnership Interests	A-1
Exhibit B	–	Allocations	B-1
Exhibit C	–	Notice of Exercise of OP Unit Redemption Right	C-1
Exhibit D-1	–	Certificate of Non-Foreign Status (For Redeeming Limited Partners That Are Entities)	D-1-1
Exhibit D-2	–	Certificate of Non-Foreign Status (For Redeeming Limited Partners That Are Individuals)	D-2-1

ANNEXES

Annex A	–	Designation of Series A Preferred Units	Annex A-1
Annex B	–	Designation of Series B Preferred Units	Annex B-1
Annex L	–	Designation of the LTIP Units	Annex L-1

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P. is entered into among NATIONAL HEALTHCARE PROPERTIES, INC., a Maryland corporation (in its capacity as general partner of the Partnership, together with its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership in accordance with the terms hereof, the “General Partner”), AR Global Investments, LLC, a Delaware limited liability company, Healthcare Trust Special Limited Partnership, a Delaware limited liability company (“Healthcare SLP”), and the Limited Partners party hereto and listed on EXHIBIT A from time to time, on April 30, 2026.
RECITALS
WHEREAS, National Healthcare Properties Operating Partnership, L.P. was formed on October 11, 2012 pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and a certificate of limited partnership was filed with the Secretary of State of the State of Delaware (the “Certificate”).
WHEREAS, the General Partner, Healthcare Advisors, LLC, a Delaware limited liability company, and Healthcare SLP, entered into the Agreement of Limited Partnership, dated as of February 14, 2013 (the “Original Agreement”), as amended by the First Amendment to Original Agreement, dated as of December 31, 2013, the Second Amendment to Original Agreement, dated as of April 15, 2015, the Third Amendment to Original Agreement, dated as of December 6, 2019, the Fourth Amendment to Original Agreement, dated as of September 15, 2020, the Fifth Amendment to Original Agreement, dated as of May 7, 2021, and the Sixth Amendment to Original Agreement, dated as of October 4, 2021 (the “Amended Original Agreement”).
WHEREAS, on September 27, 2024, the General Partner and the Partnership consummated the internalization of its management resulting in the termination of the Advisory Agreement (as such term is defined in the Original Agreement);
WHEREAS, on or about April 21, 2026, the General Partner issued a new class of common shares called the Class A common stock that were approved for listing on Nasdaq Global Select Market (“Nasdaq”);
WHEREAS, 180 days after the date on which the shares of Class A common stock are listed for trading on Nasdaq, each share of Class A common stock will automatically convert into one share of regular common stock and all shares of common stock will become listed on Nasdaq;
WHEREAS, as a result of the internationalization of management and the listing of the General Partner’s common stock, the Special Limited Partnership Interest (as such term is defined in the Original Agreement) crystalized with no value, and the General Partner desires to remove all references to the Special Limited Partner Interest from the Agreement;
WHEREAS, the General Partner would like to incorporate the terms of the OP Unit Redemption Right into the Agreement;
WHEREAS, the General Partner desires to amend and restate the Amended Original Agreement in its entirety with this Agreement.
NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Article 1
DEFINED TERMS
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.
“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and that is shown as such on the books and records of the Partnership.
“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:
(a)credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(b)debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.
“Adjustment Event” has the meaning set forth in Section 6(b).
“Affected Gain” has the meaning set forth in subparagraph 4(b) of EXHIBIT B.
“Affiliate” means,
(a)with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or
(b)with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Amended and Restated Agreement of Limited Partnership together with the Exhibits and Annexes hereto, as originally executed and as amended, supplemented or restated from time to time, as the context requires.
“Amended Original Agreement” has the meaning set forth in the Recitals.
“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of
(a)the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:
(i)all rents, revenues, income and proceeds derived by the Partnership from its operations, including distributions received by the Partnership from any Entity in which the Partnership has an interest;
(ii)all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;
(iii)the amount of any insurance proceeds and condemnation awards received by the Partnership;
(iv)all capital contributions and loans received by the Partnership from its Partners;
(v)all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and
(vi)the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;
(b)the sum of the following:
(i)all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);
(ii)all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;
(iii)all fees provided for under this Agreement;
(iv)all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;
(v)all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(vi)all loans made by the Partnership in accordance with the terms of this Agreement;
(vii)all reimbursements to the General Partner or its Affiliates during such period; and
(viii)the amount of any new reserve or reserves or increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.
Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.
“Budget Act” means the Bipartisan Budget Act of 2015.
“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
(a)to each Partner’s Capital Account there shall be credited;
(i)such Partner’s Capital Contributions;
(ii)such Partner’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of EXHIBIT B; and
(iii)the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;
(b)to each Partner’s Capital Account there shall be debited;
(i)the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;
(ii)such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of EXHIBIT B; and
(iii)the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and
(c)if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

In determining the amount of any liability for purposes of clauses (a)(iii) and (b)(b)(iii), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code or Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.
“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to ARTICLE 4 hereof.
“Capital Transaction” means any sale, or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.
“Cash Amount” means an amount of cash per OP Unit equal to the product of (a) the Value of a REIT Share and (b) the REIT Shares Amount determined as of the date of receipt by the Partnership and the General Partner of a Notice of Redemption.
“Cash Available for Distribution” means the Available Cash other than Net Sales Proceeds.
“Certificate” has the meaning set forth in the Recitals.
“Charter” means the charter of the General Partner within the meaning of Section 1-101(e) of the Maryland General Corporation Law.
“Claims” has the meaning set forth in Section 7.6(a)(i).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.
“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner, any other Person of which the General Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.
“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.
“Debt” means, as to any Person, as of any date of determination and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.
“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner. Notwithstanding the foregoing, if the remedial allocation method described in Section 1.704-3(d) of the Regulations is used to take account of the difference between an asset’s Gross Asset Value and its adjusted tax basis, Depreciation shall be determined in accordance with Section 1.704-3(d)(2) of the Regulations.
“Distribution Date” has the meaning set forth in Section 5.1(a).
“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.
“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the General Partner.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Factor” means 1.0; provided, however, that if the General Partner: (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (b) subdivides its outstanding REIT Shares; or (c) combines its outstanding REIT Shares into a smaller number of shares of REIT Shares, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, contribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
“General Partner” has the meaning set forth in the Preamble.
“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.
“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.
“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;
(b)    if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:
(i)    a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership (including, without limitation, contributions or deemed contributions by the General Partner pursuant to Sections 4.2, 4.3 and 4.4 hereof) by a new or existing Partner as consideration for a Partnership Interest;
(ii)    the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;
(iii)    the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
(iv)    the grant of LTIP Units or any other interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner; and
(v)    at such other times as the General Partner shall determine necessary or advisable while complying with applicable law;
(c)    the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and
(d)    the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in EXHIBIT B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.
“Incapacity” or “Incapacitated” means,
(a)as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;
(b)as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
(c)as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;
(d)as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;
(e)as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;
(f)as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or
(g)as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:
(i)the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii)the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;
(iii)the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;
(iv)the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;
(v)the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;
(vi)any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;
(vii)the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or
(viii)an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.
“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.
“Included Assets” means the Investments owned as of the Termination Date or the Investment Liquidity Date, as applicable, and any Investments acquired after the Termination Date or the Investment Liquidity Date, as applicable, for which a contract to acquire such Investment had been entered into by or on behalf of the General Partner as of the Termination Date or the Investment Liquidity Date, as applicable.
“Indemnitee” means
(a)    any Person made a party to or involved in a proceeding by reason of:
(i)    its status as the current or former General Partner,
(ii)    its status as a current or former Limited Partner,
(iii)    its status as a current or former investment advisor to the General Partner,
(iv)    its status as a current or former trustee, director or officer of the Partnership, the General Partner, or the investment advisor to the General Partner,
(v)    its status as a current or former director, trustee, member or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or

(vi)    his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and
(b)    such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
“Investment” or “Investments” means any investment or investments by the Partnership, directly or indirectly, in Properties, Loans or other Permitted Investments.
“IRS” means the Internal Revenue Service of the United States (or any successor organization).
“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of EXHIBIT B.
“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.
“Limited Partner” means any Person named as a Limited Partner in EXHIBIT A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.
“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).
“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.
“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.
“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“LTIP Agreement” has the meaning set forth in ANNEX L.
“LTIP Unit” means any Partnership Unit created pursuant to ANNEX L.
“Nasdaq” means The Nasdaq Global Market.
“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:
(a)    by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;
(b)    by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;
(c)    by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;
(d)    by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;
(e)    if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to EXHIBIT B;
(f)    if an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to EXHIBIT B; and
(g)    by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 2 and 3 of EXHIBIT B.
“Net Sales Proceeds” has the meaning set forth in the Charter.
“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.
“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice of Redemption” means the Notice of Exercise of OP Unit Redemption Right substantially in the form attached as EXHIBIT C hereto.
“Offer” has the meaning set forth in Section 11.2(c)(i).
“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership.
“OP Unit Redemption Amount” means either the Cash Amount or the REIT Shares Amount, as selected by the Partnership pursuant to Section 8.6(a) or the General Partner pursuant to Section 8.6(b).
“OP Unit Redemption Right” has the meaning set forth in Section 8.6(a).
“Original Agreement” has the meaning set forth in the Recitals.
“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.
“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.
“Partnership” means NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership formed under the Act, and any successor thereto.
“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner or the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.
“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.
“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Representative” has the meaning set forth in Section 10.3(a).
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provisions of state and local tax laws.
“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units, LTIP Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in EXHIBIT A, as such Exhibit may be amended from time to time. If the General Partner determines that some or all of the Partnership Units shall be certificated securities, then the ownership of such Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time.
“Partnership Unit Designation” shall have the meaning set forth in Section 4.3(a) hereof.
“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2.
“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners, as specified in EXHIBIT A, as such Exhibit may be amended from time to time. If not otherwise specified, “Percentage Interest” shall be deemed to refer to a Partner’s Percentage Interest with respect to OP Units. Notwithstanding the foregoing, the General Partner shall determine the Percentage Interest attributable to an LTIP Unit, which Percentage Interest may vary as to the same LTIP Unit depending on the purpose and class to which it is being applied, taking into account the entitlement to distributions and conversion under ANNEX L of such LTIP Unit.
“Permitted Investments” means all investments (other than Properties and Loans) in which the Partnership acquires an interest, either directly or indirectly, including through ownership interests in a joint venture or other entity, pursuant to the Certificate, this Agreement and the investment objectives and policies adopted by the General Partner from time to time, other than short-term investments acquired for purposes of cash management, and that allow the General Partner to meet the REIT Requirements.
“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.
“Person” means an individual or Entity.
“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of EXHIBIT B.
“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.3 of the Agreement, including the Series A Preferred Units and Series B Preferred Units.
“Property” or “Properties” means any real property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner.

“PTP Safe Harbors” has the meaning set forth in Section 11.6(f).
“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.
“Real Property” means (a) land, (b) rights in land (including leasehold interests), and (c) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
“Redeeming Limited Partner” has the meaning set forth in Section 8.6(a).
“Redemption” has the meaning set forth in Section 8.6(a).
“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Regulatory Allocations” means the allocations set forth in paragraph 2 of EXHIBIT B.
“REIT” means a real estate investment trust as defined in Section 856 of the Code.
“REIT Requirements” has the meaning set forth in Section 5.2(a).
“REIT Share” means one share of common stock, par value $0.01 per share, of the General Partner. REIT Shares may be issued in one or more classes or series in accordance with the terms of the Charter. If, at any time, there is more than one class or series of REIT Shares, the term “REIT Share” shall, as the context requires, be deemed to refer to the class or series of REIT Shares that correspond to the class or series of Partnership Interests for which the reference to REIT Shares is made.
“REIT Shares Amount” means that number of REIT Shares equal to the product of (a) the number of OP Units offered for redemption by a Redeeming Limited Partner, multiplied by (b) the Exchange Factor as adjusted to and including the Specified Redemption Date; provided, however, that if the General Partner or the Partnership issues to all holders of REIT Shares rights, options, warrants or convertible, exercisable or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), and such Rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include such Rights issuable to a holder of the REIT Shares Amount on the record date fixed for purposes of determining the holders of REIT Shares entitled to Rights.
“Safe Harbor” has the meaning set forth in Section 10.2(d).
“Safe Harbor Election” has the meaning set forth in Section 10.2(d).
“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).
“Sales” has the meaning set forth in the Charter.
“Securities” has the meaning set forth in Section 4.2(b).
“Series A Preferred Units” has the meaning set forth in Section 1 of ANNEX A.

“Series B Preferred Units” has the meaning set forth in Section 1 of ANNEX B.
“Shareholder” means a holder of REIT Shares.
“Specified Redemption Date” means the first business day of the month that is at least 60 calendar days after the receipt by the General Partner of a Notice of Redemption.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (a) the voting power of the voting equity securities; or (b) the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.
“Surviving General Partner” has the meaning set forth in Section 11.2(d)(i)(A).
“Tax Allocations” means the allocations set forth in paragraph 4 of EXHIBIT B.
“Tax Items” has the meaning set forth in subparagraph 4(a) of EXHIBIT B.
“Tax Matters Partner” means the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code as in effect prior to the Budget Act.
“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
“Transaction” has the meaning set forth in Section 11.2(c).
“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.
“TRS” means a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the General Partner.
“Valuation Date” means the date of receipt by the Partnership and the General Partner of notice from an Redeeming Limited Partner that such Partner is exercising its OP Unit Redemption Right or, if such date is not a Business Day, the first Business Day thereafter.
“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on Nasdaq or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on Nasdaq or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading on Nasdaq or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
“Withheld Amount” means any amount required to be withheld by the Partnership with respect to a Partner and paid over to any taxing authority as a result of any allocation or distribution of income to a Partner or any other transaction.
Certain additional terms and phrases have the meanings set forth in EXHIBIT B, ANNEX A and ANNEX B. In the event of any inconsistency or conflict between the terms and provisions set forth in this Agreement (including, any amendments hereto) and the terms and provisions of ANNEX A and ANNEX B, the terms and provisions of this Agreement (including, any amendments hereto) shall control.

Article 2
ORGANIZATIONAL MATTERS
2.1Formation
. The Partnership was heretofore formed by filing the Certificate on October 11, 2012 in the office of the Delaware Secretary of State and the entering into of the Original Agreement. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. The rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by this Agreement to the fullest extent permitted by law. The Partnership Interest of each Partner shall be personal property for all purposes.
2.2Name
. The name of the Partnership is National Healthcare Properties Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
2.3Registered Office and Agent; Principal Office
. The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 405 Park Avenue, New York, New York 10022, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
2.4Power of Attorney
.
(a)Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices
(A)all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof)

that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;
(B)all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;
(C)all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;
(D)all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, ARTICLE 11, ARTICLE 12 or ARTICLE 13 hereof or the Capital Contribution of any Partner;
(E)all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and
(F)amendments to this Agreement as provided in ARTICLE 14 hereof; and
(ii)execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.
Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with ARTICLE 14 hereof or as may be otherwise expressly provided for in this Agreement.
(b)
(i)The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.
(ii)Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.
(iii)Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.
2.5Term
. The term of the Partnership commenced on the date of the filing of the Certificate and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of ARTICLE 13 or as otherwise provided by law.
Article 3
PURPOSE
3.1Purpose and Business
.
(a)The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:
(i)to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the properties described in the General Partner’s public filings with Securities and Exchange Commission;
(ii)to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;
(iii)to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;
(iv)to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and
(v)to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner determines not to qualify as a REIT or ceases to qualify as a REIT for any reason not related to the business conducted by the Partnership.
(b)The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2Powers
.
(a)The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion,
(i)could adversely affect the ability of the General Partner to continue to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT;
(ii)could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or
(iii)could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.
(b)The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.
Article 4
CAPITAL CONTRIBUTIONS
4.1Capital Contributions of the Partners
.
(a)The Partners have made the Capital Contributions as set forth in the Partnership’s books and records.
(b)To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in EXHIBIT A, as amended to reflect such deemed Capital Contributions.
(c)As of the effective date of this Agreement, the Partnership shall have eight classes of Partnership Units, entitled “GP Units”, “OP Units”, “Basic LTIP Units”, “Basic AO LTIP Units”, “Performance LTIP Units”, “Performance AO LTIP Units”, “Series A Preferred Units” and “Series B Preferred Units”, respectively, and thereafter, such additional classes of Partnership Units or Partnership Interests as may be created by the General Partner pursuant to Section 4.3 or this Section (c). The terms of such classes shall be as set forth in this Agreement and, in the case of Series A Preferred Units, ANNEX A, in the case of Series B Preferred Units, ANNEX B, and in the case of LTIP Units, ANNEX L and any applicable LTIP Agreement. Except as otherwise provided in this Agreement, ANNEX L and any applicable LTIP Agreement, prior to its conversion, each LTIP Unit shall be treated as an OP Unit, with all of the rights, privileges and obligations attendant thereto. Any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be an OP Unit. Each Partner shall own Partnership Units in the amounts set forth for such Partner in EXHIBIT A and shall have a Percentage Interest in the Partnership as set forth in EXHIBIT A, which Percentage Interest shall be adjusted in EXHIBIT A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest.
(d)The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.
(e)Except as otherwise may be expressly provided herein, (i) the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and (ii) no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.
4.2Additional Funds; Restrictions on the General Partner
.
(a)
(i)The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.
(ii)If additional financing is needed from sources other than as set forth in Section 4.2(a)(i) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate,
(A)cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;
(B)make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));
(C)cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;
(D)make a loan or loans to the Partnership (subject to Section 4.2(b)); or

(E)sell any assets or properties directly or indirectly owned by the Partnership.
(F)
(iii)In no event shall any Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.
(b)The General Partner shall not issue any debt securities, any preferred stock or any common stock (including additional REIT Shares (other than (i) as payment of the REIT Shares Amount or (ii) in connection with the conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner)) or rights, options, warrants or convertible, exercisable or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, “Securities”), other than to all holders of REIT Shares, unless the General Partner shall:
(i)in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);
(ii)in the case of equity Securities senior or junior to the REIT Shares as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and
(iii)in the case of REIT Shares or other equity Securities on a parity with the REIT Shares as to dividends and distributions on liquidation (including REIT Shares or other Securities granted as a stock award to directors and officers of the General Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and REIT Shares issued pursuant to a dividend reinvestment plan or issued to enable the General Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the quotient of (A) the number of REIT Shares or other equity Securities issued by the General Partner, divided by (B) the Exchange Factor in effect on the date of such contribution.
4.3Issuance of Additional Partnership Interests; Admission of Additional Limited Partners
.

(a)In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefore), in the form of Partnership Units, for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons, and admit such Persons as Additional Limited Partners, for such consideration, or in connection with the performance of past, present or future services to the Partnership, and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners or any other Person. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Units are validly issued and fully paid. Any additional Partnership Interests may be issued in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, without the approval of any Limited Partner or other Person, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership, and which shall be set forth in a written document thereafter attached to and made an annex to this Agreement, which annex shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”); provided, however, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of REIT Shares or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such REIT Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that:
(i)such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); and
(ii)such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor.
(b)Subject to the limitations set forth in Section 4.3(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, EXHIBIT A or any other provision of this Agreement.
(c)Equity Plans. Notwithstanding anything in this Agreement to the contrary, if at any time or from time to time:
(i)restricted REIT Shares are issued in accordance with the terms of the Equity Plans, the General Partner shall: (A) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the Value of a REIT Share multiplied by the number of restricted REIT Shares issued by the General Partner to the recipient of such restricted REIT Shares, and (B) cause the Partnership to issue to the

General Partner a number of OP Units equal to the number of restricted REIT Shares delivered by the General Partner to such recipient of restricted REIT Shares divided by the Exchange Factor, which OP Units shall be subject to the same or substantially similar restrictions and other conditions (including forfeiture) imposed on the restricted REIT Shares including restrictions as to the payment of distributions, if any.
(ii)options granted in connection with the General Partner’s Equity Plans are exercised, the General Partner shall: (A) as soon as practicable after such exercise, contribute to the Partnership as a Capital Contribution an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of the Options, (B) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the excess of the Value of a REIT Share (as of the Business Day immediately preceding the date on which the purchase of the REIT Shares by such exercising party is consummated) over the amount per REIT Share contributed in respect of the exercise of such options pursuant to clause (A) above multiplied by the number of REIT shares delivered by the General Partner to such exercising party, and (C) cause the Partnership to issue to the General Partner a number of OP Units equal to the number of REIT Shares delivered by the General Partner to such exercising party divided by the Exchange Factor.
(iii)REIT Shares are issued to or acquired by a participant in the General Partner’s Equity Plans in connection with stock appreciation rights, restricted stock units or any other stock-based awards, the General Partner shall: (A) contribute to the Partnership as a Capital Contribution any amount paid to the General Partner by such participant in connection with the receipt of such REIT Shares, (B) be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the excess of the Value of a REIT Share (as of the Business Day immediately preceding the date on which the REIT Shares are issued to or acquired by such participant) over the amount per REIT Share contributed pursuant to clause (A) above multiplied by the number of REIT shares delivered by the General Partner to such participant, and (C) cause the Partnership to issue to the General Partner a number of OP Units equal to the number of REIT Shares delivered by the General Partner to such participant divided by the Exchange Factor.
4.4Contribution of Proceeds of Issuance of REIT Shares
. In connection with any offering, grant, award, or issuance of REIT Shares or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the General Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such offering, grant, award, or issuance, including any property issued to the General Partner pursuant to a merger or contribution agreement in exchange for REIT Shares; provided, however, that if the proceeds actually received by the General Partner are less than the gross proceeds of such offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such offering, grant, award, or issuance, then the General Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of REIT Shares. Upon any such Capital Contribution by the General Partner, the Capital Account of the General Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.
4.5Repurchase of REIT Shares; Shares-In-Trust

.
(a)If the General Partner shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any distribution reinvestment plan adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or for any other purpose, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the condition that:
(i)if such REIT Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner from the sale of such REIT Shares (provided that a redemption of REIT Shares for OP Units pursuant to Section 8.6 would not be considered a sale for such purposes); and
(ii)if such REIT Shares are not re-transferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner (as applicable) equal to the quotient of (A) the number of such REIT Shares, divided by (B) the Exchange Factor in effect on the date of such cancellation.
(b)If the General Partner purchases REIT Shares from the Trust (as from time to time defined in the Charter), the Partnership will purchase from the General Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per REIT Share paid by the General Partner, equal to the quotient of (i) the number of REIT Shares purchased by the General Partner from the Trust, divided by (ii) the Exchange Factor in effect on the date of such purchase.
4.6No Third-Party Beneficiary
. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.
4.7No Interest; No Return
.
(a)No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.
(b)Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.
4.8No Preemptive Rights
. Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to
(a)additional Capital Contributions or loans to the Partnership; or

(b)issuance or sale of any Partnership Units or other Partnership Interests.
Article 5
DISTRIBUTIONS
5.1Distributions
.
(a)Cash Available for Distribution. Subject to the provisions of ARTICLE 5, Section 12.2(c)(ii)(B), Section 13.2 and any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute, at such times as the General Partner shall determine (each a “Distribution Date”), an amount of Cash Available for Distribution, determined by the General Partner in its sole discretion to the Partners who are Partners on the applicable Partnership Record Date, as follows:
(i)First, 100% to the General Partner in its capacity as the holder of Series A Preferred Units and Series B Preferred Units until the aggregate amount distributed or set aside for payment under this Section 5.1(a)(i) and Section 5.1(b)(i) is equal to the sum of (x) (1) the Series A Preferred Return, multiplied by (2) the number of Series A Preferred Units, plus, (y) (1) the Series B Preferred Return, multiplied by (2) the number of Series B Preferred Units;
(ii)Thereafter, 100% to the Partners holding GP Units and/or OP Units, pro rata and pari passu in proportion to their respective Percentage Interests with respect to such GP Units and/or OP Units.
(b)Net Sales Proceeds. Subject to the provisions of ARTICLE 5, Section 12.2(c)(ii)(B), Section 13.2 and any Partnership Unit Designation, Net Sales Proceeds shall be distributed as follows:
(i)First, to the extent that the Cash Available for Distribution distributed to the General Partner pursuant to Section 5.1(a)(i) is less than the sum of (x) (1) the Series A Preferred Return, multiplied by (2) the number of Series A Preferred Units, plus, (y) (1) the Series B Preferred Return, multiplied by (2) the number of Series B Preferred Units, 100% to the General Partner in its capacity as the holder of Preferred Units until the aggregate amount distributed or set aside for payment under this Section 5.1(b)(i) and Section 5.1(a)(i) is equal to that sum; and
(ii)Thereafter, 100% to the Partners holding GP Units and/or OP Units, pro rata and pari passu in proportion to their respective Percentage Interests with respect to such GP Units and/or OP Units.
(c)In no event may any Partner receive a distribution pursuant to Sections 5.1(a) or (b) with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to REIT Shares for which such a Partnership Unit has been exchanged.
5.2Qualification as a REIT
. The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this ARTICLE 5 to enable the General Partner to pay dividends to the Shareholders that will enable the General Partner to

(a)satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”), and
(b)avoid any federal income or excise tax liability;
provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would
(i)violate applicable Delaware law, or
(ii)contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.
5.3Withholding
. With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any Partnership Unit, the Partnership shall have the right to withhold amounts distributable pursuant to this ARTICLE 5 to such Partner or with respect to such Partnership Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5, and the amount of any withholding shall reduce the right of such Partner to future distribution to the extent provided in Section 10.5.
5.4Additional Partnership Interests
. If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of EXHIBIT B.
Article 6
ALLOCATIONS
6.1Allocations
. The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of EXHIBIT B.
6.2Revisions to Allocations to Reflect Issuance of Partnership Interests
. If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to ARTICLE 4, the General Partner shall make such revisions to this ARTICLE 6 and EXHIBIT B as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS
7.1Management
.
(a)
(i)Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.
(ii)The General Partner may not be removed by the Limited Partners with or without cause.
(iii)In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:
(A)
(1)the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Shareholders in amounts sufficient to permit the General Partner to maintain REIT status,
(2)the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,
(3)the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and
(4)the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;
(B)the acquisition, purchase, ownership, operating, leasing and disposition of any real property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;

(C)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;
(D)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper; provided, however, that the General Partner shall be required to send to each Limited Partner a notice of such proposed Business Combination no less than 15 days prior to the record date for the vote of the General Partner’s Shareholders on such Business Combination, if any;
(E)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,
(1)the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,
(2)the lending of funds to other Persons (including the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and
(3)the making of capital contributions to its Subsidiaries;
(F)the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;
(G)the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;
(H)the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;
(I)holding, managing, investing and reinvesting cash and other assets of the Partnership;
(J)the collection and receipt of revenues and income of the Partnership;

(K)the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president”, “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;
(L)the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;
(M)the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;
(N)the control of any matters affecting the rights and obligations of the Partnership, including
(1)the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,
(2)the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and
(3)the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(O)the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);
(P)the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;
(Q)the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(R)the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
(S)the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;
(T)the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;
(U)the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to ARTICLE 4 hereof;
(V)the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;
(W)the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and
(X)the amendment and restatement of EXHIBIT A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in EXHIBIT A otherwise is authorized by this Agreement.
(b)
(i)Each of the Limited Partners agree that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.
(ii)The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.
(c)At all times from and after the date hereof, the General Partner at the expense of the Partnership, may or may not, cause the Partnership to obtain and maintain

(i)casualty, liability and other insurance on the properties of the Partnership;
(ii)liability insurance for the Indemnitees hereunder; and
(iii)such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.
(d)At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.
(e)
(i)In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the General Partner, and the General Partner’s Shareholders, collectively.
(ii)The General Partner and the Partnership shall not have liability to any Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.
7.2Certificate of Limited Partnership
.
(a)The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act.
(b)
(i)The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.
(ii)To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

(iii)The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.
7.3Reimbursement of the General Partner
.
(a)Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of ARTICLE 5 and ARTICLE 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
(b)
(i)The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, but excluding any portion of expenses reasonably attributable to assets not owned by or for the benefit of, or to operations not for the benefit of, the Partnership or Affiliates of the Partnership; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.
(ii)Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.
(iii)The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.
(c)
(i)Expenses incurred by the General Partner relating to the organization or reorganization of the Partnership and the General Partner the issuance of REIT Shares in connection with an offering and any issuance of additional Partnership Interests, REIT Shares or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.
(ii)To the extent the General Partner pays or incurs such expenses, the General Partner shall be reimbursed for such expenses.
7.4Outside Activities of the General Partner
.
(a)Without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, and disposition of Partnership Interests and the management of its business and the business of the Partnership, and such activities as are incidental thereto.
(b)The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.
7.5Contracts with Affiliates
.
(a)
(i)The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.
(ii)The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(b)Except as provided in Section 7.4, the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.
(c)Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.
(d)The General Partner, in its sole and absolute discretion and without the approval the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.
(e)The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement,

non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.
7.6Indemnification
.
(a)
(i)To the fullest extent permitted by Delaware law or as provided herein, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, so long as (A) the course of conduct which gave rise to the Claim was taken, in the reasonable determination of the Indemnitee made in good faith, in the best interests of the Partnership or the General Partner, (B) such Claim was not the result of negligence or misconduct by the Indemnitee, (C) the Indemnitee (if other than the General Partner) was acting on behalf of or performing services for the Partnership and (D) such indemnification is not satisfied or recoverable from the assets of the Shareholders of the General Partner. Notwithstanding the foregoing, no Indemnitee (other than the General Partner) shall be indemnified for any Claim arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such Indemnitee, (2) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee, or (3) a court of competent jurisdiction approves a settlement of such allegations against such Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the REIT Shares were offered or sold as to indemnification for violations of securities law.
(ii)Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.
(iii)Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

(b)Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.6 has been met; and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(c)The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.
(d)The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6. Actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
(f)In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)
(i)The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(ii)Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
(j)Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.
7.7Liability of the General Partner
.
(a)Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor the investment advisor of the General Partner, nor any of their respective officers and directors, shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.
(b)
(i)The Limited Partners expressly acknowledge that the General Partner (and its investment advisor) is acting on behalf of the Partnership and the Shareholders of the General Partner collectively, that the General Partner (and its investment advisor), subject to the provisions of Section 7.1(e) hereof, is under no obligation to consider the separate interest of the Limited Partners (including the tax consequences to any Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner (and its investment advisor) shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided that the General Partner (and its investment advisor) has acted in good faith.
(ii)With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner (and its investment advisor) shall have no duty to keep such indebtedness outstanding.
(c)
(i)Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent, including its investment advisor.
(ii)The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(d)The Limited Partners expressly acknowledge that if any conflict in the fiduciary duties owed by the General Partner to its Shareholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners, the General Partner may act in the best interests of the General Partner’s Shareholders without violating its fiduciary duties to the Limited Partners, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with any such violation.
(e)Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
7.8Other Matters Concerning the General Partner
.
(a)The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
(b)The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)
(i)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.
(ii)Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
(d)Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order
(i)to protect the ability of the General Partner to continue to qualify as a REIT; or

(ii)to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
7.9Title to Partnership Assets
.
(a)Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.
(b)
(i)Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.
(ii)The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.
(iii)All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
7.10Reliance by Third Parties
.
(a)Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.
(b)Each Limited Partner hereby waive any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.
(c)In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d)Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that
(i)at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;
(ii)the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and
(iii)such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
7.11Loans By Third Parties
. The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.
Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
8.1Limitation of Liability
. No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.
8.2Management of Business
.
(a)No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.
(b)The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
8.3Outside Activities of Limited Partners
.
(a)Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or any of its Affiliates with the

Partnership or any of its Subsidiaries, any Limited Partner and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.
(b)Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, any Assignee or any of their Affiliates.
(c)No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.
8.4Return of Capital
.
(a)Except pursuant to Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.
(b)Except as provided in ARTICLE 5, ARTICLE 6 and ARTICLE 13 hereof, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.
8.5Rights of Limited Partners Relating to the Partnership
.
(a)In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Person’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):
(i)to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934; and
(ii)to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year.
(b)Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:
(i)the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or
(ii)the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.
8.6OP Unit Redemption Right
.
(a)Subject to Sections 8.6(b), (c), (d), (e) and (f), the penultimate sentence of this Section 8.6(a), and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to OP Units held by them, each Limited Partner shall have the right (the “OP Unit Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the OP Units held by such Limited Partner in exchange for the Cash Amount (a “Redemption”) to be paid by the Partnership; provided that such OP Units (including, for the avoidance of doubt, any OP Units issued to such Limited Partners as a result of any merger, consolidation or other business combination or reorganization to which the Partnership and/or the General Partner is a party) shall have been outstanding for at least one year (or such lesser time as determined by the General Partner in its sole and absolute discretion), which period shall include the period that Partnership Units that were converted into such OP Units were held, and subject to any restriction agreed to in writing between the Redeeming Limited Partner and the General Partner. The OP Unit Redemption Right shall be exercised pursuant to a Notice of Exercise of Redemption Right in substantially the form attached hereto as EXHIBIT C delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the OP Unit Redemption Right (the “Redeeming Limited Partner”); provided, however, that the Partnership shall not be obligated to satisfy such OP Unit Redemption Right if the General Partner elects to purchase the OP Units subject to the Notice of Redemption in accordance with Section 8.6(b); and provided, further, that no Limited Partner may deliver more than two Notices of Redemption during each calendar year. A Limited Partner may not exercise the OP Unit Redemption Right for less than one thousand (1,000) OP Units or, if such Limited Partner holds less than one thousand (1,000) OP Units, all of the OP Units held by such Limited Partner. The Redeeming Limited Partner shall have no right, with respect to any OP Units so redeemed, to receive any distribution paid with respect to OP Units if the record date for such distribution is on or after the Specified Redemption Date.
(b)Notwithstanding the provisions of Section 8.6(a), a Limited Partner that exercises the OP Unit Redemption Right shall be deemed to have offered to sell the OP Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to directly acquire such OP Units in exchange for the REIT Shares Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the OP Units offered for redemption by the Redeeming Limited Partner and shall be treated for all purposes of this Agreement as the owner of such OP Units. If the General Partner shall elect to exercise its right to purchase OP Units under this Section 8.6(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Limited Partner within five business days after the receipt by the General Partner of such Notice of Redemption.
In the event the General Partner shall exercise its right to purchase OP Units with respect to the exercise of an OP Unit Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Limited Partner with respect to such Redeeming Limited Partner’s exercise of such OP Unit Redemption Right, and each of the Redeeming Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Limited Partner for U.S. federal income tax purposes as a sale of the Redeeming Limited Partner’s OP Units to the General Partner. Each Redeeming Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the OP Unit Redemption Right.
(c)Notwithstanding the provisions of Section 8.6(a) and 8.6(b), a Limited Partner shall not be entitled to exercise the OP Unit Redemption Right if the delivery of REIT Shares to such Limited Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6(b)8.6(b) hereof (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.6(b) hereof) would (i) result in such Limited Partner or any other Person owning, directly or indirectly, REIT Shares in excess of the Aggregate Share Ownership Limit or any Excepted Holder Limit (each as defined in Charter) and calculated in accordance therewith, except as provided in the Charter, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the General Partner’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause the General Partner to fail to qualify as a REIT, or (vi) cause the acquisition of REIT Shares by such Limited Partner to be “integrated” with any other distribution of REIT Shares or OP Units for purposes of complying with the registration provisions of the Securities Act. The General Partner, in its sole and absolute discretion and without the consent of any other Partner or Person, may waive the restriction on redemption set forth in this Section 8.6(c).
(d)Any Cash Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.6(a) shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 90 days to the extent required for the General Partner to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Any REIT Share Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.6(b) shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 60 days to the extent required for the General Partner to cause additional REIT Shares to be issued. Notwithstanding the foregoing, the General Partner agrees to use its reasonable best efforts to cause the closing of the acquisition of redeemed OP Units hereunder to occur as quickly as reasonably possible.
(e)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Limited Partner’s exercise of the OP Unit Redemption Right. If a Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the OP Unit Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in substantially the form attached hereto as EXHIBIT D-1 or EXHIBIT D-2 and any other documentation reasonably requested by the General Partner. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Limited Partner’s exercise of the OP Unit Redemption Right and if the OP Unit Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in connection with such Redemption. If, however, the OP Unit Redemption Amount is less than the Withheld Amount, the Redeeming Limited Partner shall not receive any portion of the OP Unit Redemption Amount, such Partner shall be treated as receiving the OP Unit Redemption Amount in connection with such Redemption, and the Partner shall contribute the excess of the Withheld

Amount over the OP Unit Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.
(f)Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their OP Unit Redemption Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are desirable in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.
Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
9.1Records and Accounting
.
(a)The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.
(b)Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.
(c)The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.
9.2Fiscal Year
. The fiscal year of the Partnership shall be the calendar year.
9.3Reports
.
(a)As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its Shareholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b)If and to the extent that the General Partner mails quarterly reports to its Shareholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.
(c)Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.
Article 10
TAX MATTERS
10.1Preparation of Tax Returns
.
(a)The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes. The federal income tax return of the Partnership shall be filed annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required.
(b)If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.
10.2Tax Elections
.
(a)Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that any elections or determinations required to be made by the Partnership Representative shall be made by the Partnership Representative.
(b)The General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.
(c)The General Partner shall have the right to seek to revoke any tax election it makes, including the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

(d)The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in IRS Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The tax matters partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.
10.3Tax Matters Partner
.
(a)The General Partner shall be the Tax Matters Partner of the Partnership for federal income tax purposes with respect to taxable periods ending on or before December 31, 2017. With respect to all subsequent taxable periods, the General Partner shall be the partnership representative (the “Partnership Representative”) for purposes of Section 6223 of the Code, shall select a “designated individual” on behalf of the Partnership (as contemplated by the proposed Regulations under Section 6223 of the Code), as applicable, and shall represent the Partnership in any disputes, controversies, or proceedings with the Internal Revenue Service or with any state, local or non-U.S. taxing authority. The Tax Matters Partner or the Partnership Representative, as applicable, shall have the right to retain professional assistance in respect of any audit of the Partnership by the Internal Revenue Service and all out-of-pocket expenses and fees incurred by the Tax Matters Partner or the Partnership Representative, as applicable, on behalf of the Partnership in performing its duties as such shall constitute Partnership expenses. The Tax Matters Partner or the Partnership Representative, as applicable, shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner or the Partnership Representative, as applicable. Subject to the Partnership Tax Audit Rules:
(i)In the event the Tax Matters Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code (as in effect prior to the Budget Act), the Tax Matters Partner shall either (A) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code (as in effect prior to the Budget Act), a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (B) mail a written notice to all Limited Partners, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition.
(ii)The Partnership Representative shall, subject to the provisions in this Section 10.3(a)(ii), be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service and any other such taxing authority as it reasonably determines to be appropriate and any decision made by the Partnership Representative shall be binding on all Partners. The Partners agree to take such actions as may be required to effect the General Partner’s designation as the Partnership Representative (and its selection of any designated individual, as applicable), cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Partnership Tax Audit Rules, including, without limitation, to make (and take full advantage of) any elections available to the Partnership or to determine whether any imputed underpayment amount may be modified pursuant to Section 6225(c) of the Code. The Partnership Representative shall have no liability arising out of its performance of its duties as the Partnership Representative hereunder, and the Partnership shall indemnify, defend and hold the Partnership Representative harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and costs) sustained or incurred as a result of its acting as Partnership Representative hereunder, provided that the foregoing shall not insulate the Partnership Representative from liability for any action constituting fraud, gross negligence, misappropriate of funds or an intentional breach of this Agreement. The provisions contained in this Section 10.3(a)(ii) and Section 10.5 shall survive the liquidation, termination and dissolution of the Partnership and the withdrawal of any Partner or the transfer of any Partner’s interest in the Partnership. With respect to all taxable years to which the Partnership Tax Audit Rules apply to the Partnership, the Partnership Representative may, to the extent permitted by law, make an election under Code Section 6226 with respect to any imputed underpayment of the Partnership, and furnish any adjustment statements to the Partners and to the Internal Revenue Service as required under the Partnership Tax Audit Rules. In addition to all other remedies that the Partnership may be entitled to pursue, in the event that a Limited Partner fails to pay any amount when due pursuant to this Section 10.3(a), the Partnership may thereafter, at any time prior to the Partner’s payment in full of such amount (plus any accrued interest), elect, if applicable, to redeem Partnership Units held by such Partner, with the valuation date being the date the Partnership elects to redeem such Partnership Units, in an amount sufficient to pay any or all of such amount. In the event that proceeds to the Partnership are reduced on account of taxes withheld at the source or the Partnership incurs a liability and such taxes (or a portion thereof) are imposed on or with respect to one or more, but not all, of the Partners or if the rate of tax varies depending on the attributes of specific Partners or to whom the corresponding income is allocated, the amount of the reduction in the Partnership’s net proceeds shall be borne by and apportioned among the relevant Partners and treated as if it were paid by the Partnership as a withholding obligation with respect to such Partners in accordance with such apportionment.
(b)The Tax Matters Partner and Partnership Representative shall receive no compensation for their services.
(c)Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the Tax Matters Partner or Partnership Representative in discharging their duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
(d)In the event that the General Partner shall be removed or replaced pursuant to any provision of this Agreement, the successor to the General Partner shall assume the obligations of this Section 10.3.
10.4Organizational Expenses

. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.
10.5Withholding
.
(a)Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable, allocable or attributable to such Limited Partner pursuant to this Agreement, including, but not limited to, (i) any withholding taxes required to be withheld or paid by the Partnership, including, but not limited to, withholding taxes pursuant to Sections 1441, 1442, 1445, or 1446 of the Code, (ii) amounts for which the Partnership is liable under Section 1446(f)(4) of the Code, or (iii) any amount attributable to any or actual imputed underpayment of taxes under the Partnership Tax Audit Rules imposed on such Partner’s share of the Partnership’s gross or net income and gains (or items thereof), and in each case, any interest, penalties or additions to tax thereof.
(b)
(i)Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless
(A)the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or
(B)the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.
(ii)Any amounts withheld pursuant to the foregoing clauses (i)(A) or (i)(B)(B) shall be treated as having been distributed to the Limited Partner.
(c)
(i)Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.
(ii)
(A)If a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.
(B)Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.
(iii)Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.
(iv)Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.
Article 11
TRANSFERS AND WITHDRAWALS
11.1Transfer
.
(a)
(i)The term “Transfer,” when used in this ARTICLE 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.
(ii)The term “Transfer” when used in this ARTICLE 11 does not include any exchange of Partnership Units for cash or REIT Shares pursuant to Section 8.6.
(b)
(i)No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this ARTICLE 11.
(ii)Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this ARTICLE 11 shall be null and void.
11.2Transfer of the General Partner’s General Partner Interest
.

(a)The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except
(i)if holders of at least two-thirds of the Limited Partner Interests consent to such Transfer or withdrawal;
(ii)if such Transfer is to an entity which is wholly owned by the General Partner and is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code; or
(iii)in connection with a transaction described in Section 11.2(c) or 11.2(d) (as applicable)
(b)If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.
(c)Except as otherwise provided in Section 11.2(d), the General Partner shall not engage in any merger, consolidation or other combination of the General Partner with or into another Person (other than a merger in which the General Partner is the surviving entity) or sale of all or substantially all of its assets, or any reclassification, or any recapitalization of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of REIT Shares) (a “Transaction”), unless
(i)in connection with the Transaction all Limited Partners will either receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Exchange Factor and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one REIT Share corresponding to such Partnership Unit in consideration of one REIT Share at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the amount of cash, securities, or other property which a Limited Partner would have received had it
(A)exercised its OP Unit Redemption Right and
(B)sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the OP Unit Redemption Right immediately prior to the expiration of the Offer.
The foregoing is not intended to, and does not, affect the ability of (i) a Shareholder of the General Partner to sell its stock in the General Partner or (ii) the General Partner to perform its obligations (under agreement or otherwise) to such Shareholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws).
(d)
(i)Notwithstanding Section 11.2(c), the General Partner may merge into or consolidate with another entity if immediately after such merger or consolidation

(A)substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and
(B)the Surviving General Partner expressly agrees to assume all obligations of the General Partner hereunder.
(ii)
(A)Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 11.2(d).
(B)
(1)The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.
(2)Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been redeemed for REIT Shares immediately prior to such merger or consolidation.
(C)Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor.
(iii)The above provisions of this Section 11.2(d) shall similarly apply to successive mergers or consolidations permitted hereunder.
11.3Limited Partners’ Rights to Transfer
.
(a)Subject to the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6, a Limited Partner may, without the consent of the General Partner, Transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner. In order to effect such transfer, the Limited Partner must deliver to the General Partner a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.

(b)
(i)If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.
(ii)The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
(c)The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.
(d)No Transfer by a Limited Partner of its Partnership Units may be made to any Person if
(i)it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code;
(ii)it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;
(iii)such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);
(iv)such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;
(v)such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;
(vi)such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; or
(vii)such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
(e)No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the

Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
(f)Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.
11.4Substituted Limited Partners
.
(a)
(i)No Limited Partner shall have the right to substitute a Permitted Transferee for a Limited Partner in its place.
(ii)The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.
(iii)The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.
(b)A transferee who has been admitted as a Substituted Limited Partner in accordance with this ARTICLE 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.
(c)
(i)No Permitted Transferee will be admitted as a Substituted Limited Partner, unless such transferee has furnished to the General Partner evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof.
(ii)Upon the admission of a Substituted Limited Partner, the General Partner shall amend EXHIBIT A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.
11.5Assignees
.

(a)If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement.
(b)An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).
(c)If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this ARTICLE 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.
11.6General Provisions
.
(a)No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this ARTICLE 11 or, as it relates to the Limited Partners, pursuant to redemption of all of its Partnership Units pursuant to Section 8.6.
(b)
(i)Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this ARTICLE 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.
(ii)Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units pursuant to its OP Unit Redemption Right shall cease to be a Limited Partner.
(c)Other than pursuant to the OP Unit Redemption Right or with the consent of the General Partner, transfers pursuant to this ARTICLE 11 may only be made as of the first day of a fiscal quarter of the Partnership.
(d)
(i)If any Partnership Interest is transferred or assigned during the Partnership’s fiscal year in compliance with the provisions of this ARTICLE 11 or redeemed pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

(ii)Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner; provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.
(iii)All distributions pursuant to Section 5.1(a) and Section 5.1(b) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter attributable to such Partnership Units shall be made to the transferee Partner.
(e)In addition to any other restrictions on transfer herein contained, including the provisions of this ARTICLE 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for REIT Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for REIT Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Exchange Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) such transfer could adversely affect the ability of the General Partner to remain qualified as a REIT; or (ix)  if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the General Partner has elected to be qualified as a REIT.
(f)The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Section 1.7704-1 of the Regulations (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “PTP Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the PTP Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the OP Unit Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.
Article 12
ADMISSION OF PARTNERS
12.1Admission of Successor General Partner
.
(a)
(i)A successor to all of the General Partner Interest pursuant to ARTICLE 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).
(ii)Any such transferee shall carry on the business of the Partnership without dissolution.
(b)A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:
(i)the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;
(ii)if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
(iii)counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause
(A)the Partnership to be classified other than as a partnership for federal income tax purposes, or

(B)the loss of any Limited Partner’s limited liability.
(c)In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(d) hereof.
12.2Admission of Additional Limited Partners
.
(a)A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
(i)evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof, and
(ii)such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
(b)
(i)Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.
(ii)The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.
(c)
(i)If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.
(ii)
(A)Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

(B)distributions pursuant to Section 5.1(a) and Section 5.1(b) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.
12.3Amendment of Agreement and Certificate of Limited Partnership
. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of EXHIBIT A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.
Article 13
DISSOLUTION, LIQUIDATION AND TERMINATION
13.1Dissolution
.
(a)The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.
(b)The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):
(i)the expiration of its term as provided in Section 2.5 hereof;
(ii)an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;
(iii)an election to dissolve the Partnership made by the General Partner, with the Consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);
(iv)entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
(v)a Capital Transaction;
(vi)a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.
13.2Winding Up
.
(a)
(i)Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.
(ii)No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.
(iii)The General Partner, or, if there is no remaining General Partner, any Person elected by the Limited Partners holding at least a “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:
(A)First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;
(B)Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;
(C)Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and
(D)the balance, if any, shall be distributed first to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units until it has received distributions under this Agreement in respect of the Series A Preferred Units and Series B Preferred Units equal to their respective Liquidating Distributions and then to all Partners in accordance with Section 5.1(b).
(iv)The General Partner shall not receive any additional compensation for any services performed pursuant to this ARTICLE 13.

(v)Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).
(vi)For purposes of Section 13.2(a)(iii), the Capital Account of each Partner shall be determined after making all adjustments in accordance with Section 5.1 and EXHIBIT B resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
(b)
(i)Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.
(ii)Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.
(iii)The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
(c)In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner, the Limited Partners pursuant to this ARTICLE 13 may be:
(i)distributed to a trust established for the benefit of the General Partner, the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner, the Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner, the Limited Partners pursuant to this Agreement; or
(ii)withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner, the Limited Partners in the manner and order of priority set forth in Section 13.2(a), as soon as practicable.
13.3Obligation to Contribute Deficit

. If any Partner has a deficit balance in his, her, or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year of liquidation occurs), unless previously agreed to by such Partner and the General Partner, such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. This deficit restoration obligation is intended to comply with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and shall be satisfied before the later to occur of (x) the end of the taxable year in which the Partnership is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership, which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due creditors, shall be distributed to the Partners with positive Capital Account balances.
13.4Rights of Limited Partners
.
(a)Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.
(b)Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.
13.5Notice of Dissolution
. If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.
13.6Termination of Partnership and Cancellation of Certificate of Limited Partnership
. Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
13.7Reasonable Time for Winding-Up
. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.
13.8Waiver of Partition

. Each Partner hereby waives any right to partition of the Partnership property.
Article 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS
14.1Amendments
.
(a)The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.
(b)Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended with respect to:
(i)any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:
(A)convert a Limited Partner’s interest in the Partnership into a General Partner Interest;
(B)modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or
(C)amend this Section 14.1(b)(i);
(ii)any Limited Partner adversely affected without the Consent of Limited Partners holding more than fifty percent (50%) of the outstanding Percentage Interests of the Limited Partners adversely affected if such amendment would:
(A)alter or change the OP Unit Redemption Right;
(B)create an obligation to make Capital Contributions not contemplated in this Agreement;
(C)alter or change the terms of this Agreement regarding the rights of the limited partners with respect to Business Combinations;
(D)alter or change the distribution and liquidation rights provided in Section 5.1 and Article 13 hereto, except as otherwise permitted under this Agreement; or
(E)amend this Section 14.1(b)(ii).
(c)Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.
14.2Meetings of the Partners
.

(a)
(i)Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests.
(ii)The request shall state the nature of the business to be transacted.
(iii)Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.
(iv)Partners may vote in person or by proxy at such meeting.
(v)Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1(a).
(vi)Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.
(b)
(i)Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).
(ii)Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).
(iii)Such Consent shall be filed with the General Partner.
(iv)An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.
(c)
(i)Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.
(ii)Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.
(iii)No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.
(iv)Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.
(d)

(i)Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.
(ii)Meetings of Partners may be conducted in the same manner as meetings of the Shareholders of the General Partner and may be held at the same time, and as part of, meetings of the Shareholders of the General Partner.
Article 15
GENERAL PROVISIONS
15.1Addresses and Notice
. Any notice, demand, request or report required or permitted to be given or made to a Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five days after being sent by first class United States mail or by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in EXHIBIT A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by E-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.
15.2Titles and Captions
. All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
15.3Pronouns and Plurals
. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
15.4Further Action
. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
15.5Binding Effect
. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
15.6Creditors

. Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
15.7Waiver
. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
15.8Counterparts
. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
15.9Applicable Law
. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
15.10Invalidity of Provisions
. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
15.11Entire Agreement
. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.
15.12Merger
. Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Section 15.12.
15.13No Rights as Shareholders

. Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as Shareholders of the General Partner, including any right to receive dividends or other distributions made to Shareholders or to vote or to consent or receive notice as Shareholders in respect to any meeting of Shareholders for the election of directors of the General Partner or any other matter.
[SIGNATURE PAGE FOLLOWS]

Signature Page to Amended and Restated Agreement of Limited Partnership of National Healthcare Properties Operating Partnership, L.P., among the undersigned and the other parties thereto.

GENERAL PARTNER:
NATIONAL HEALTHCARE PROPERTIES INC., a Maryland corporation
By:    /s/ Jie Chai
Name:    Jie Chai
Title: General Counsel
LIMITED PARTNERS:

AR Global Investments, LLC, a Delaware limited liability company
By:    /s/ Nicholas Schorsch
Name:    Nicholas Schorsch
Title: Authorized Signatory

Healthcare Trust Special Limited Partnership, LLC, a Delaware limited liability company
By:    /s/ Nicholas Schorsch
Name:    Nicholas Schorsch
Title:    Authorized Signatory

[Signature Page to Amended and Restated Agreement of Limited Partnership]

EXHIBIT B
ALLOCATIONS
1.Allocations
.
(a)Allocations of Net Income and Net Loss
. Except as otherwise provided in this Agreement or any Partnership Unit Designation, after giving effect to the special allocations in subparagraph 1(b) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership, without duplication, shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible, cause the Capital Account balance of each Partner immediately after such allocation to equal (i) the amount of distributions that would be made to such Partner pursuant to Section 5.1(b) if (A) the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, (B) all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and (C) Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(b) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.
(b)Special Allocations Regarding Preferred Units
. Notwithstanding any other provisions of this paragraph 1, after giving effect to the Regulatory Allocations in paragraph 2, but prior to any allocations under subparagraph 1(a), a pro rata portion of Net Income and, to the extent necessary, individual items of income and gain comprising Net Income of the Partnership, shall be allocated to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units until it has been allocated such Net Income equal to the excess of (A) the cumulative amount of distributions of Cash Available for Distribution the General Partner has received for all the current and prior taxable years or portions thereof with respect to the Series A Preferred Units and Series B Preferred Units, over (B) the cumulative Net Income allocated to the General Partner, pursuant to this subparagraph 1(b) for all the current and prior taxable years or portions thereof.
(c)It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of the Preferred Units it holds at any date shall not exceed the amount of the original Capital Contributions made in respect of the Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of the Preferred Units in such amounts as is required to cause the General Partner’s adjusted Capital Account in respect of the Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount the General Partner is entitled to receive pursuant to the provisions of the Agreement in respect to the Preferred Units.
2.Regulatory Allocations
. Notwithstanding any provisions of paragraph 1 of this EXHIBIT B, the following regulatory allocations shall be made (such allocations “Regulatory Allocations”).
(a)Minimum Gain Chargeback (Nonrecourse Liabilities)
. Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(g) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(b)Partner Minimum Gain Chargeback
. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to that Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(c)Qualified Income Offset
. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(d)Nonrecourse Deductions
. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.
(e)Partner Nonrecourse Deductions
. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt.
(f)Section 754 Adjustment
. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
(g)Gross Income Allocation
. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain (including gross gain) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.
3.Curative Allocations
. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this EXHIBIT B (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.
4.Tax Allocations
.
(a)Items of Income or Loss
. Except as is otherwise provided in this EXHIBIT B, an allocation of Net Income, Net Loss, or any items thereof to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, or any items thereof.
(b)Section 1245/1250 Recapture
. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall, to the extent possible, be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income or items thereof allocated among the Partners, but merely the character of such Net Income or items thereof. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income or Net Loss for such respective period.
(c)Precontribution Gain, Revaluations
. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s U.S. federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for U.S. federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2) (iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

(d)Excess Nonrecourse Liability Safe Harbor
. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income required to be allocated to such Partner pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.
(e)References to Regulations
. Any reference in this EXHIBIT B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.)
5.Allocations Regarding General Partner in Respect of Preferred Units
.
(a)It is the intention of the parties hereunder that the aggregate Capital Account balance of the General Partner in respect of the Series A Preferred Units and Series B Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of the Series A Preferred Units and Series B Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series B Preferred Units or Series B Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall first be allocated to the General Partner in respect of the Series A Preferred Units and Series B Preferred Units in such amounts as is required to cause the General Partner’s adjusted Capital Account in respect of the Series A Preferred Units and Series B Preferred Units (taking into account any amounts such Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) to equal the amount the General Partner is entitled to receive pursuant to the provisions of this Agreement in respect to the Series A Preferred Units and Series B Preferred Units.
(b)Unless otherwise required by applicable law, any amount distributed to the General Partner in its capacity as the holder of Series A Preferred Units and Series B Preferred Units under Section 5.1 that exceeds the sum of (a) the cumulative Net Income (and individual items of income and gain comprising Net Income) allocated to the General Partner plus (b) the aggregate Capital Account balance of the General Partner, in each case, in respect of the Series A

Preferred Units and Series B Preferred Units, respectively, shall be treated as a guaranteed payment pursuant to Code Section 707(c).
6.Allocations between Transferor and Transferee
. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Net Income and Net Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (a) as if the Partnership’s fiscal year had ended on the date of the transfer or (b) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners; provided, however, that the General Partner may apply a different method if required by applicable law. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Net Income and Net Loss between the transferor and the transferee Partner.
7.Substantial Economic Effect; Savings Clause
.
(a)It is the intent of the Partners that the allocations of Net Income and Net Loss under the Agreement have “substantial economic effect” (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. The provisions of this EXHIBIT B and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
(b)Notwithstanding anything to the contrary in this Agreement, it is the intent of the Partners that the allocation provisions of this EXHIBIT B produce (i) a final Capital Account balance of the General Partner in respect of the Series A Preferred Units and the Series B Preferred Units equal to their aggregate respective Liquidating Distributions and (ii) final Capital Account balances of the Partners equal to the amount such Partners would receive with respect to their GP Units or OP Units pursuant to Section 5.1. To the extent the allocation provisions of EXHIBIT B would fail to produce such final Capital Account balances, (y) such provisions shall be amended by the General Partner if and to the extent necessary to produce such result and (z) Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for prior open years shall be reallocated by the General Partner, in its sole and absolute discretion, among the Partners to the extent it is not possible to achieve such result with allocations of Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership for the current year and future years, and if necessary, as a guaranteed payment as defined in Section 707(c) of the Code (unless the treatment of a portion of the return on the Series A Preferred Return or on the Series B Preferred Return as a guaranteed payment would cause the entire Series A Preferred Return or the Series B Preferred Return to be a guaranteed payment, in which case none of such return shall be so treated). This paragraph 7(b) shall control notwithstanding any reallocation or adjustment of taxable Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss and deduction, of the Partnership by the Service or any other taxing authority. The General Partner shall have the authority to amend this Agreement without the consent of the Limited Partners, as it reasonably considers advisable, to make the allocations and adjustments described in this Paragraph 7(b).

ANNEX A
DESIGNATION OF THE SERIES A PREFERRED UNITS
OF
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
1.Designation and Number
. A series of Preferred Units (as defined below) of the Partnership, designated the “7.375% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 4,740,000.
2.Defined Terms
. Capitalized terms used in this ANNEX A and not otherwise defined herein shall have the meanings given to such terms in the Agreement. The following defined terms used in this ANNEX A shall have the meanings specified below:
“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on December 6, 2019, designating the terms, rights and preferences of the Series A Preferred Stock.
“Base Liquidation Preference” shall have the meaning provided in Section 6(a).
“Capital Gains Amount” shall have the meaning provided in Section 5(g).
“Change of Control” shall have the meaning provided in the Articles Supplementary.
“Common Stock” shall have the meaning provided in the Articles Supplementary.
“Delisting Event” shall have the meaning provided in the Articles Supplementary.
“Distribution Record Date” shall have the meaning provided in Section 5(a).
“Junior Preferred Units” shall have the meaning provided in Section 4.
“Liquidating Distribution” shall have the meaning provided in Section 6(a).
“Parity Preferred Units” shall have the meaning provided in Section 4.
“Redemption Date” shall have the meaning provided in Section 7(a).
“Senior Preferred Units” shall have the meaning provided in Section 4.
“Series A Preferred Return” shall have the meaning provided in Section 5(a).
ANNEX A-1

“Series A Preferred Stock” shall have the meaning provided in the Articles Supplementary.
“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).
“Total Distributions” shall have the meaning provided in Section 5(g).
3.Maturity
. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
4.Rank
. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series A Preferred Units shall rank (a) senior to all classes or series of Common Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). For the avoidance of doubt, the term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to the conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series A Preferred Units shall rank equally with one another and shall be identical in all respects.
5.Distributions
.
(a)Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $1.84375 per unit per year, which is equivalent to the rate of 7.375% of the Base Liquidation Preference (as defined below) per unit per year (the “Series A Preferred Return”). The Series A Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series A Preferred Units and shall be payable quarterly
ANNEX A-2

in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date”) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on January 15, 2020.  The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series A Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the Board of Directors as the record date for the payment of dividends on Series A Preferred Stock (each, a “Distribution Record Date”).
(b)No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared and or set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(c)Notwithstanding anything to the contrary contained herein, the Series A Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series A Preferred Return.
(d)Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed (or assets be paid to our made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units or Junior Preferred Units, (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter, and (iii) for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.
(e)When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units) declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity
ANNEX A-3

Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.
(f)Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series A Preferred Return on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid Series A Preferred Return which remains payable.
(g)If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.
6.Liquidation Preference
.
(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Units and before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series A Preferred Return to, but not including, the date of payment (together with the Base Liquidation Preference, the “Liquidating Distribution”).
(b)If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.
(c)After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d)For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.
ANNEX A-4

7.Optional Redemption
.
(a)The Series A Preferred Units are not redeemable prior to December 11, 2024, except as otherwise provided in this Section 7. On and after December 11, 2024, the Partnership, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, for cash, at a redemption price equal to $25.00 per Series A Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption (the “Redemption Date”). Such notice shall be deemed to have been given to the General Partner, in its capacity as holder of the Series A Preferred Units, upon the giving of any notice by the General Partner to holders of shares of Series A Preferred Stock with respect to the redemption of such shares. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.
(b)Unless full cumulative distributions on all Series A Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series A Preferred Units shall be redeemed unless all outstanding Series A Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Units (except by conversion into or exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series A Preferred Units by the Partnership in connection with a redemption or purchase by the General Partner of Series A Preferred Stock pursuant to Article V of the Charter or otherwise in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series A Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units and any other Parity Preferred Units.
(c)If a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series A Preferred Unit Distribution Payment Date, each holder of Series A Preferred Units on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series A Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units on or prior to such Series A Preferred Unit Distribution Payment Date.  Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Units for which a notice of redemption has been given.
(d)Upon the occurrence of a Delisting Event or Change of Control, if and when the General Partner exercises its option to redeem shares of Series A Preferred Stock as provided in Section 6 of the Articles Supplementary, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series A Preferred Units if and when such shares of Series A Preferred Stock are so redeemed, at a redemption price per Series A Preferred Unit payable in cash and equal to the same price per share paid by the General Partner to redeem the shares of Series A Preferred Stock (i.e., a redemption price of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends thereon). No interest shall accrue for the benefit of the Series A Preferred Units to be redeemed on any cash set aside by the Partnership.
ANNEX A-5

(e)Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.
(f)All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Agreement.
(g)Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the General Partner of the Series A Preferred Stock.
(h)In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375% of the Base Liquidation Preference per unit per year (equivalent to $2.34375 per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.
8.Voting Rights
. Holders of the Series A Preferred Units will not have any voting rights.
9.Conversion
. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.
(a)In the event that a holder of shares of Series A Preferred Stock exercises its right to convert such shares of Series A Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e. such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series A Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of OP Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.
(b)No fractional units will be issued in connection with the conversion of Series A Preferred Units into OP Units. In lieu of fractional OP Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.
ANNEX A-6

ANNEX B
DESIGNATION OF THE SERIES B PREFERRED UNITS
OF
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
1.Designation and Number
. A series of Preferred Units (as defined below) of the Partnership, designated the “7.125% Series B Cumulative Redeemable Perpetual Preferred Units” (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 3,680,000.
2.Defined Terms
. Capitalized terms used in this ANNEX B and not otherwise defined herein shall have the meanings given to such terms in the Agreement. The following defined terms used in this ANNEX B shall have the meanings specified below:
“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on October 4, 2021, designating the terms, rights and preferences of the Series B Preferred Stock.
“Capital Gains Amount” shall have the meaning provided in Section 5(g).
“Change of Control” shall have the meaning provided in the Articles Supplementary.
“Common Stock” shall have the meaning provided in the Articles Supplementary.
“Delisting Event” shall have the meaning provided in the Articles Supplementary.
“Distribution Record Date” shall have the meaning provided in Section 5(a).
“Junior Preferred Units” shall have the meaning provided in Section 4.
“Liquidating Distribution” shall have the meaning provided in Section 6(a).
“Parity Preferred Units” shall have the meaning provided in Section 4.
“Redemption Date” shall have the meaning provided in Section 7(a).
“Senior Preferred Units” shall have the meaning provided in Section 4.
“Series B Base Liquidation Preference” shall have the meaning provided in Section 6(a).
“Series B Preferred Return” shall have the meaning provided in Section 5(a).
ANNEX B-1

“Series B Preferred Stock” shall have the meaning provided in the Articles Supplementary.
“Series B Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).
“Total Distributions” shall have the meaning provided in Section 5(g).
3.Maturity
. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
4.Rank
. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series B Preferred Units shall rank (a) senior to all classes or series of Common Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Junior Preferred Units”); (b) on parity with any other class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series B Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (collectively, the “Senior Preferred Units”). For the avoidance of doubt, the term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities, which will rank senior to the Series B Preferred Units prior to the conversion or exchange. The Series B Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series B Preferred Units shall rank equally with one another and shall be identical in all respects.
5.Distributions
.
(a)Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $1.78125 per unit per year, which is equivalent to the rate of 7.125% of the Series B Base Liquidation Preference (as defined below) per unit per year (the “Series B Preferred Return”). The Series B Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series B Preferred Units and shall be payable
ANNEX B-2

quarterly in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series B Preferred Unit Distribution Payment Date”) for the period ending on such Series B Preferred Unit Distribution Payment Date, commencing on January 18, 2022. The amount of any distribution payable on the Series B Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series B Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the board of directors as the record date for the payment of dividends on Series B Preferred Stock (each, a “Distribution Record Date”).
(b)No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared and or set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.
(c)Notwithstanding anything to the contrary contained herein, the Series B Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series B Preferred Return.
(d)Except provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Parity Preferred Units or Junior Preferred Units be redeemed (or assets be paid to our made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units or Junior Preferred Units, (ii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter, and (iii) for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series B Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.
(e)When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series B Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 5.7 of Article V of the Charter or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and all holders of Parity Preferred Units) declared on the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity
ANNEX B-3

Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Preferred Units which may be in arrears.
(f)Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series B Preferred Return on the Series B Preferred Units as provided above. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid Series B Preferred Return which remains payable.
(g)If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series B Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.
6.Liquidation Preference
.
(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series B Preferred Units, before any distribution or payment shall be made to the holders of any Common Units or Junior Preferred Units, the holders of the Series B Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series B Preferred Unit (the “Series B Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series B Preferred Return to, but not including, the date of payment (together with the Series B Base Liquidation Preference, the “Liquidating Distribution”).
(b)If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series B Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.
(c)After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership.
(d)For the avoidance of doubt, the consolidation, merger or conversion of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.
ANNEX B-4

7.Optional Redemption
.
(a)The Series B Preferred Units are not redeemable prior to October 6, 2026, except as otherwise provided in this Section 7. On and after October 6, 2026, the Partnership, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Units, in whole or in part, at any time or from time to time, for cash, at a redemption price equal to $25.00 per Series B Preferred Unit, plus any accrued and unpaid distributions thereon (whether or not declared) to, but not including, the date fixed for redemption (the “Redemption Date”). Such notice shall be deemed to have been given to the General Partner, in its capacity as holder of the Series B Preferred Units, upon the giving of any notice by the General Partner to holders of shares of Series B Preferred Stock with respect to the redemption of such shares. If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed may be selected pro rata (as nearly as practicable without creating fractional units) or by lot.
(b)Unless full cumulative distributions on all Series B Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, (i) no Series B Preferred Units shall be redeemed unless all outstanding Series B Preferred Units are simultaneously redeemed, and (ii) the Partnership shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series B Preferred Units (except by conversion into or exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent the redemption or purchase of Series B Preferred Units by the Partnership in connection with a redemption or purchase by the General Partner of Series B Preferred Stock pursuant to Article V of the Charter or otherwise in order to ensure that the General Partner remains qualified as a REIT for U.S. federal income tax purposes or pursuant to the terms of the Articles Supplementary, or the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units and any other Parity Preferred Units.
(c)If a Redemption Date falls after a Distribution Record Date and on or prior to the corresponding Series B Preferred Unit Distribution Payment Date, each holder of Series B Preferred Units on such Distribution Record Date shall be entitled to the distribution payable on such units on the corresponding Series B Preferred Unit Distribution Payment Date (including any accrued and unpaid distributions for prior distribution periods) notwithstanding the redemption of such units on or prior to such Series B Preferred Unit Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Units for which a notice of redemption has been given.
(d)Upon the occurrence of a Delisting Event or Change of Control, if and when the General Partner exercises its option to redeem shares of Series B Preferred Stock as provided in Section 6 of the Articles Supplementary, the General Partner shall cause the Partnership to concurrently redeem an equal number of Series B Preferred Units if and when such shares of Series B Preferred Stock are so redeemed, at a redemption price per Series B Preferred Unit payable in cash and equal to the same price per share paid by the General Partner to redeem the shares of Series B Preferred Stock (i.e., a redemption price of $25.00 per share of Series B Preferred Stock, plus an amount equal to any accrued and unpaid dividends thereon. No interest shall accrue for the benefit of the Series B Preferred Units to be redeemed on any cash set aside by the Partnership.
ANNEX B-5

(e)Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series B Preferred Unit for each share of Series B Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.
(f)All Series B Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Agreement.
(g)Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series B Preferred Units at any time in connection with any redemption by the General Partner of the Series B Preferred Stock.
(h)In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.125% of the Series B Base Liquidation Preference per unit per year (equivalent to $2.28125 per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.
8.Voting Rights
. Holders of the Series B Preferred Units will not have any voting rights.
9.Conversion
. The Series B Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.
(a)In the event that a holder of shares of Series B Preferred Stock exercises its right to convert such shares of Series B Preferred Stock into Common Stock in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e. such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series B Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of OP Units of the Partnership equal to the number of shares of Common Stock issued upon conversion of such Series B Preferred Stock; provided, however, that if a holder of Series B Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the General Partner, as the holder of the Series B Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series B Preferred Stock. Any such conversion will be effective at the same time the conversion of Series B Preferred Stock into Common Stock is effective.
(b)No fractional units will be issued in connection with the conversion of Series B Preferred Units into OP Units. In lieu of fractional OP Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series B Preferred Stock are surrendered for conversion by a holder thereof.
ANNEX B-6

ANNEX L
DESIGNATION OF THE LTIP UNITS
OF
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.
1.Designation and Number
. Pursuant to the Agreement, a general class of Partnership Units in the Partnership designated as the “LTIP Units” is hereby established. The number of LTIP Units that may be issued is not limited by the Agreement. Four specific classes of LTIP Units in the Partnership are hereby designated as the Basic LTIP Units, the Basic AO LTIP Units, the Performance LTIP Units, and the Performance AO LTIP Units (each Basic AO LTIP Unit and Performance AO LTIP Unit, also an “AO LTIP Unit”). The numbers of Basic LTIP Units, Basic AO LTIP Units, Performance LTIP Units, and Performance AO LTIP Units shall be determined from time to time by the General Partner in accordance with the terms of any applicable Equity Plan.
2.Defined Terms
. Capitalized terms used in this ANNEX L and not otherwise defined herein shall have the meanings given to such terms in the Agreement. The following defined terms used in this ANNEX L shall have the meanings specified below:
“Adjustment Event” has the meaning set forth in Section 6(b).
“AO LTIP Unit” has the meaning provided in Section 1.
“AO LTIP Unit Conversion Notice” has the meaning provided in Section 12(c) hereof.
“AO LTIP Unit Conversion Right” has the meaning provided in Section 12(a) hereof.
“AO LTIP Unit Value” means, for any AO LTIP Unit as of any date, the excess of the REIT Share Value on such date over the Issue Price for such AO LTIP Unit.
“Auto Conversion” has the meaning set forth in Section 11(a) hereof.
“Auto Conversion Notice” has the meaning set forth in Section 11(b) hereof.
“Basic LTIP Units” has the meaning set forth in Section 1 hereof.
“Basic AO LTIP Units” has the meaning set forth in Section 1 hereof.
“Capital Account Limitation” has the meaning set forth in Section 11(a) hereof.
“Capital Transaction” means a liquidation of the Partnership, a sale of all or substantially all the assets of the Partnership, or a similar transaction.
“Constituent Person” has the meaning set forth in Section 11(f) hereof.
ANNEX L-1

“Conversion Date” means, as applicable, (i) with respect to Basic LTIP Units or Performance LTIP Units, the date of an Auto Conversion or the date set forth in a Forced Conversion Notice, and (ii) with respect to AO LTIP Units, the date set forth in an AO LTIP Unit Conversion Notice or a Forced AO LTIP Unit Conversion Notice or the date of an Expiration Conversion.
“Economic Capital Account Balance” means, with respect to a holder of LTIP Units, its Capital Account balance, plus the amount of its share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to its ownership of LTIP Units.
“Expiration Conversion” has the meaning set forth in Section 12(g) hereof.
“Expiration Conversion Notice” has the meaning set forth in Section 12(g) hereof.
“Expiration Date” means, for any Performance LTIP Unit, the date specified in the LTIP Agreement or other documentation pursuant to which such Performance LTIP Unit is granted.
“Forced AO LTIP Unit Conversion” has the meaning set forth in Section 12(f) hereof.
“Forced AO LTIP Unit Conversion Notice” has the meaning set forth in Section 12(f) hereof.
“Forced Conversion” has the meaning set forth in Section 11(c) hereof.
“Forced Conversion Notice” has the meaning set forth in Section 11(c) hereof.
“Foregone Distributions” mean, with respect to a Performance LTIP Unit, the amount of distributions that have not been distributed on such Performance LTIP as a result of the application of Section 7(b).
“Full Distribution Participation Date” means, (i) for any Performance LTIP Unit, the date specified in the LTIP Agreement pursuant to which such Performance LTIP Unit (or AO LTIP Units that converted into such Performance LTIP Unit) was granted, and (ii) for any AO LTIP Unit, the date upon which such AO LTIP Unit is converted into Basic LTIP Units pursuant to Section 12 hereof or such other date as may be specified in the LTIP Agreement or other documentation pursuant to which such AO LTIP Unit is granted.
“Initial Sharing Percentage” means, (i) for any Performance LTIP Unit, ten percent (10%) or such other percentage specified in the LTIP Agreement pursuant to which such Performance LTIP Unit is granted, and (ii) for any AO LTIP Unit, two percent (2%) or such other percentage specified in the LTIP Agreement pursuant to which such AO LTIP Unit is granted.
“Issue Price” means, for any AO LTIP Unit, the amount specified in the LTIP Agreement or other documentation pursuant to which such AO LTIP Unit is granted.
ANNEX L-2

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. The General Partner shall be entitled, in its discretion, to modify the determination of Liquidating Gains (and determine and separately allocate Liquidating Gains with respect to a specific asset or assets) to give effect to the economic intent of the Agreement and to preserve the treatment of any LTIP Units as “profits interests” for U.S. income tax purposes.
“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. The General Partner shall be entitled, in its discretion, to modify the determination of Liquidating Losses (and determine and separately allocate Liquidating Losses with respect to a specific asset or assets) to give effect to the economic intent of the Agreement and to preserve the treatment of any LTIP Units as “profits interests” for U.S. income tax purposes.
“LTIP Agreement” has the meaning set forth in Section 5(a) hereof.
“LTIP Unit Distribution Payment Date” has the meaning set forth in Section 7(e) hereof.
“LTIP Unit Redemption Threshold” means a threshold that will be met with respect to one or more LTIP Units if, when and to the extent, such LTIP Units have satisfied the Capital Account Limitation. For the avoidance of doubt, AO LTIP Units cannot meet the LTIP Unit Redemption Threshold prior to their conversion into Basic LTIP Units.
“LTIP Units” means the Partnership Units designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in any applicable Equity Plan and in an applicable LTIP Agreement. LTIP Units may be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the General Partner shall determine in its sole and absolute discretion subject to Delaware law and the Agreement. For the avoidance of doubt, the AO LTIP Units are LTIP Units.
“LTIP Unitholder” means a Limited Partner that holds LTIP Units, including any Substituted Limited Partner or Additional Limited Partner with respect to such LTIP Units, in such Person’s capacity as an LTIP Unitholder in the Partnership.
“Performance AO LTIP Units” has the meaning set forth in Section 1 hereof.
“Performance LTIP Units” has the meaning set forth in Section 1 hereof.
ANNEX L-3

“Post-Conversion Period AO LTIP Unit” means an AO LTIP Unit that was not converted on or prior to its Expiration Date pursuant to Section 12 hereof.
“REIT Share Value” means, as of the date of valuation, the Value of a REIT Share.
“Target Economic Capital Account Balance” means, as of any date and with respect to any LTIP Unit, the Capital Account balance attributable to an OP Unit and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is being made, but prior to the realization of any Liquidating Gains. The General Partner shall be entitled, in its discretion, to adjust the Target Economic Capital Account Balance to give effect to the economic intent of the Agreement.
“Transaction” has the meaning set forth in Section 11(f) hereof.
“Unvested LTIP Units” has the meaning set forth in Section 5(a) hereof.
“Vested LTIP Units” has the meaning set forth in Section 5(a) hereof.
3.Issuances of LTIP Units
. From time to time, the General Partner is hereby authorized to issue LTIP Units, including Basic LTIP Units, Basic AO LTIP Units, Performance LTIP Units, and Performance AO LTIP Units, to Persons providing services to or for the benefit of the Partnership for such consideration or for no consideration as the General Partner may determine to be appropriate and on such terms and conditions as shall be established by the General Partner, and admit such Persons as Limited Partners. Except to the extent that a Capital Contribution is made with respect to an LTIP Unit, each LTIP Unit is intended to qualify as a “profits interest” in the Partnership within the meaning of the Code, the Regulations, and any published guidance by the IRS with respect thereto. Except as may be provided from time to time by the General Partner with respect to one or more classes or series of LTIP Units, and except as provided in an applicable LTIP Agreement, LTIP Units shall have the terms set forth in this ANNEX L. Pursuant to the terms of the Agreement or an applicable LTIP Agreement, an LTIP Unit may be convertible, exchangeable or otherwise transmutable, in substance, into another type of LTIP Unit or other type of Partnership Unit.
4.Admission to Partnership
. A Person (other than an existing Partner) who is issued LTIP Units in accordance with the terms hereof shall be admitted to the Partnership as an additional Limited Partner only upon the satisfactory completion of the requirements an assignee is required to complete pursuant to the Agreement.
5.Vesting
.
(a)Vesting, Generally
ANNEX L-4

. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of an award, vesting or other similar agreement, any applicable Equity Plan or any other applicable compensatory arrangement or incentive program pursuant to which such LTIP Units are issued (an “LTIP Agreement”). The terms of any LTIP Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant LTIP Agreement. LTIP Units that were fully vested when issued or that have vested and are no longer subject to forfeiture under the terms of an LTIP Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units”.
(b)Forfeiture
. Unless otherwise specified in an applicable LTIP Agreement, upon the occurrence of any event specified in such LTIP Agreement that results in either the right of the Partnership or the General Partner to repurchase LTIP Units at a specified purchase price or any other forfeiture of any LTIP Units, if the Partnership, the General Partner or any affiliate or designee thereof exercises such right to repurchase or upon the occurrence of the event causing forfeiture in accordance with the applicable LTIP Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable LTIP Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such LTIP Units prior to the effective date of the forfeiture.
6.Correspondence with OP Units; Adjustments
.
(a)The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units (excluding AO LTIP Units before their conversion) and OP Units for conversion, distributions, allocations and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter the express differences between distributions and allocations with respect to LTIP Units and OP Units set forth herein.
(b)If an Adjustment Event (as defined below) occurs, then the General Partner shall take any action reasonably necessary, including any amendment to the Agreement or update to the books and records of the Partnership, adjusting the number of outstanding LTIP Units or subdividing or combining outstanding LTIP Units, to maintain a one-for-one conversion and economic equivalence ratio between OP Units and LTIP Units (excluding AO LTIP Units before their conversion and taking into account express differences in distributions and allocations hereunder). The following shall be “Adjustment Events”: (i) the Partnership makes a distribution on all outstanding OP Units in Partnership Units; (ii) the Partnership subdivides the outstanding OP Units into a greater number of Partnership Units or combines the outstanding OP Units into a smaller number of Partnership Units; or (iii) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, any adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing,
ANNEX L-5

reorganization, acquisition or other similar business transaction; (y) the issuance of Partnership Units pursuant to any applicable Equity Plan, any other employee benefit or compensation plan or a distribution reinvestment plan; or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership.
(c)If the Partnership takes an action affecting the OP Units other than actions specifically described above as Adjustment Events and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law or any applicable LTIP Agreement, in such manner and at such time as the General Partner, in its sole discretion, may determine reasonably appropriate under the circumstances.
(d)Notwithstanding the foregoing, if any Adjustment Event or any other action described in the preceding clause occurs, the General Partner may independently adjust the number of AO LTIP Units outstanding or held by a particular holder of AO LTIP Units, the Issue Price of any AO LTIP Unit, or the number of Basic LTIP Units or Performance LTIP Units (as applicable) into which any AO LTIP Unit may be converted, or may undertake any combination of the foregoing, in such manner as the General Partner determines in good faith to be equitable.
(e)Any adjustment to the number of outstanding LTIP Units pursuant to this Section 6 shall be binding on the Partnership and every Limited Partner.
7.Distributions
.
(a)Distributions Generally
. Except as otherwise provided herein, any applicable LTIP Agreement or by the General Partner with respect to any particular class or series of LTIP Units, each holder of LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions, which may be made from time to time, in an amount per LTIP Unit equal to the amount of any such distributions that would have been payable to such holder if its LTIP Units had been OP Units of the same number. Notwithstanding the foregoing, the General Partner shall be entitled to adjust distributions payable with respect to an LTIP Unit that was not outstanding during the entire quarterly or other applicable period in respect of which a distribution is made, including by assuming, in the alternative, such LTIP Unit was held for the entire period to which such distribution relates or by pro rating such distribution with respect to such LTIP Unit, in any event in a manner intended to preserve the economic intent of the parties and the treatment of such LTIP Unit as a “profits interest” for U.S. income tax purposes.
(b)Distributions with respect to Performance and AO LTIP Units
. Notwithstanding Section 7(a) and Section 5.1 of the Agreement, prior to the occurrence of the applicable Full Distribution Participation Date, a holder of a Performance LTIP Unit or AO LTIP Unit shall be entitled to receive an amount equal to the product of the Initial Sharing Percentage for such LTIP Unit and the amount otherwise distributable with respect to such LTIP Unit pursuant to Section 7(a).
ANNEX L-6

(c)Foregone Distributions with respect to Performance LTIP Units
. Notwithstanding Section 7(a) and (b) and Section 5.1 of the Agreement, the General Partner shall be entitled, in its discretion, to enter into such arrangements as the General Partner determines appropriate with respect to the amount of Foregone Distributions that otherwise would have been distributed on a Performance LTIP Unit that becomes a Vested Performance LTIP. Such arrangements may include, without limitation, causing the issuance by the Partnership of additional LTIP Units to the holder of such Vested Performance LTIP Unit, the payment of additional distributions by the Partnership to the holder of such Vested Performance LTIP Unit, or a combination of the foregoing. In the event the General Partner determines to cause the Partnership to pay additional distributions pursuant to the foregoing, upon any Unvested Performance LTIP Unit becoming a Vested Performance LTIP Unit, the Partnership shall pay to the holder of such Vested Performance LTIP Unit one or more special distributions out of Available Cash with respect to such Vested Performance LTIP Unit up to the amount of Foregone Distributions on such Vested Performance LTIP Unit; provided, however, the General Partner may (i) reduce the amount of distributions payable to a holder pursuant to the preceding clause by up to the amount of distributions made on any Unvested Performance LTIP Units that have been forfeited by such holder pursuant to the terms of an applicable LTIP Agreement, and (ii) determine a given Performance LTIP Unit shall be entitled to an amount less than the full amount of Foregone Distributions on such Performance LTIP Unit (the amount so payable, “Make-Whole Distributions”). Any such distribution or distributions otherwise shall be subject to the Agreement, Section 7(e), the terms of an applicable LTIP Agreement and any applicable legal or contractual restrictions (including with respect to restrictions on the payment of distributions under loan covenants or the terms of Units ranking senior to the Performance LTIP Units). Subject to the provisions herein, the General Partner may pay such distribution or distributions in preference to distributions otherwise payable to the Partners hereunder. The provisions of this Section 7(e) shall continue to apply to any OP Units into which Vested Performance LTIP Units have converted if such Vested Performance LTIP Units have not received the full amount of Make-Whole Distributions to which they became entitled prior to such conversion.
(d)Limitations on Distributions
. Notwithstanding any provision herein to the contrary, in the General Partner’s sole and absolute discretion, distributions on an LTIP Unit may be adjusted (including deferred or permanently reduced) as necessary to (i) ensure the amount apportioned to each such LTIP Unit does not exceed the amount attributable to Partnership net income or gain allocated with respect to such LTIP Unit and realized after the date such LTIP Unit was issued by the Partnership and (ii) otherwise preserve the treatment of such LTIP Unit as a “profits interest” for U.S. federal income tax purposes. The intent of this Section 7(d) is to ensure that any such LTIP Units qualify as “profits interests” for U.S. federal income tax purposes, and this Agreement shall be interpreted and applied consistently therewith. The General Partner at its sole and absolute discretion may amend this Section 7(d) to ensure that any such LTIP Units qualify as “profits interests” under any existing and any future U.S. federal income tax laws and IRS guidance.
ANNEX L-7

(e)Timing of Distributions
. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, an “LTIP Unit Distribution Payment Date”). Absent a contrary determination by the General Partner, the LTIP Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the OP Units, and the record date for determining which holders of LTIP Units are entitled to receive distributions shall be the Partnership Record Date. A holder of LTIP Units will be entitled to distributions with respect to an LTIP Unit only as set forth in this ANNEX L and, in making distributions pursuant to Section 5.1 of the Agreement, the General Partner of the Partnership shall take into account the provisions of this Section 7.
(f)Discretionary Tax Distributions
. Notwithstanding the other provisions of this Section 7, the General Partner shall be entitled, but not obligated, to make additional distributions on the LTIP Units of a holder up to the excess of (i) an estimate, as determined in the sole discretion of the General Partner, of the net U.S. federal and applicable state and local income tax liability incurred by such holder on the amounts of net taxable income or gain allocated with respect to their LTIP Units (including LTIP Units that have been forfeited) as a result of the allocations pursuant to Section 8 hereof, over (ii) the amount of distributions paid or payable with respect to their LTIP Units (including LTIP Units that have been forfeited) under the other provisions of this Section 7. Any such distributions shall reduce any subsequent distributions to which such holder otherwise.
8.Allocations
.
(a)General
. Subparagraph 1(a) of EXHIBIT B of the Agreement shall not apply, and the subsequent subsections of this Section 8 shall apply in lieu thereof, to holders of LTIP Units with respect to such LTIP Units prior to their conversion into OP Units. In addition, the General Partner may apply, in whole or in part, the provisions of this Section 8 to OP Units into which Vested LTIP Units have converted, (A) to take into account a conversion that occurs after the beginning but before the end of a period during which allocations are being made, (B) to take into account distributions pursuant to Section 7 (including, in particular, distributions that occur during such period or distributions that occur after such period pursuant to Section 7(c), and (C) to apply Sections 8(d) and (e). Net Income, Net Loss and any other items of income, gain, loss, deduction and credit of the Partnership allocable under subparagraph 1(a) of EXHIBIT B of the Agreement shall be recomputed after taking into account the allocations made pursuant to this Section 8 (other than Section 8(b)).
(b)Regular Allocations
. Except as otherwise provided herein, any applicable LTIP Agreement or by the General Partner with respect to any particular class or series of LTIP Units, each holder of an
ANNEX L-8

LTIP Unit shall be allocated Net Income and Net Loss (or constituent items thereof, as applicable) pursuant to subparagraph 1(a) of EXHIBIT B of the Agreement as though such LTIP Unit was an OP Unit; provided, however, prior to the occurrence of the applicable Full Distribution Participation Date, a Performance LTIP Unit or AO LTIP Unit shall be treated as a fraction of an OP Unit equal to its Initial Sharing Percentage of such OP Unit.
(c)Allocations of Liquidating Gains and Losses
.
(i)After giving effect to the special allocations set forth in subparagraph 1(b) of EXHIBIT B of the Agreement and Section 8(e) hereof, Liquidating Gains first shall be allocated to the holders of LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units, are equal to (A) the Target Economic Capital Account Balance (with respect to LTIP Units other than AO LTIP Units prior to their conversion) or AO LTIP Unit Value (with respect to AO LTIP Units prior to their conversion), multiplied by (B) the corresponding number of their LTIP Units. In addition, if any Capital Account balance attributable to an AO LTIP Unit exceeds its applicable AO LTIP Unit Value, then Liquidating Losses (or, to the extent determined appropriate by the General Partner, items of expense or loss) shall be allocated to each holder of such an AO LTIP Unit until each such holder’s Capital Account, to the extent attributable to such holder’s AO LTIP Units, is equal (on a per-Unit basis) to the applicable AO LTIP Unit Value.
(ii)Notwithstanding the foregoing, (A) the special allocations of Liquidating Gains and Liquidating Losses pursuant to the preceding provisions of this Section 8(c) shall cease to apply to any LTIP Unit (other than an AO LTIP Unit prior to its conversion) once such LTIP Unit has met the LTIP Unit Redemption Threshold and any Post-Conversion Period AO LTIP Unit once it becomes a Post-Conversion Period AO LTIP Unit, and (B) the General Partner may adjust future allocations with respect to any holder of a Post-Conversion Period AO LTIP Unit in any manner it determines in its sole discretion necessary or convenient to cause the Capital Account balance of such holder to (I) equal the balance that would have obtained had no allocations of Liquidating Gains or Liquidating Losses been made with respect to such Post-Conversion Period AO LTIP Unit pursuant to the preceding provisions of this Section 8(c), and (II) otherwise equitably reflect the intended economic entitlements of such holder.
(iii)For purposes of the foregoing allocations of this Section 8(c), unless and to the extent otherwise determined by the General Partner, (A) calculations shall be made separately with respect to the applicable LTIP Units, including LTIP Units that are AO LTIP Units with different AO LTIP Unit Values, and (B) as and to the extent relevant, allocations shall be made with respect to LTIP Units in the order in which such LTIP Units were granted and, with respect to LTIP Units granted at the same time, in proportion to the amounts to which such LTIP Units are entitled under this Section 8(c), such that, for example, in the event there are insufficient Liquidating Gains to allocate to holders of LTIP Units (that are Basic or Performance LTIP Units) to cause the Economic Capital Account Balances attributable to such LTIP Units to equal their Target Economic Capital Account Balances, such Liquidating Gains shall be allocated first to the first-granted LTIP Units until their Economic Capital Account Balances equal their Target Economic Capital Account Balances.
(d)Additional Special Allocations
.
ANNEX L-9

(i)Notwithstanding and prior to any allocations pursuant to Section 8(b) and Section 8(c), Net Income (and, as and to the extent determined by the General Partner, constituent items thereof) for any period in which a holder of Partnership Units receives a Make-Whole Distribution pursuant to Section 7(c) shall be allocated to such holder in an amount equal to such Make-Whole Distribution.
(ii)For any period in which distributions are actually made to holders of LTIP Units, the General Partner, in its sole and absolute discretion, may allocate appropriate items of income or gain accrued and realized following the issuance of the relevant LTIP Units to the holders of such LTIP Units to avoid causing the Capital Accounts relating to such LTIP Units to become negative as a result of such distribution (after taking into account all other allocations tentatively made pursuant to this Agreement) and otherwise to preserve the treatment of such LTIP Units as “profits interests.” To the extent such a holder receives a distribution with respect to any such LTIP Units in excess of the portion of its Capital Account attributable to such LTIP Units, such excess may be treated by the Partnership, in the sole and absolute discretion of the General Partner, as a “guaranteed payment” within the meaning of Section 707(c) of the Code.
(iii)Notwithstanding any provision herein to the contrary, allocations of Liquidating Gains, Net Income and Net Loss and other items of income, gain, loss, deduction and credit with respect to LTIP Units may be restricted or otherwise adjusted by the General Partner to ensure such allocations consist only of income and gain arising after the issuance of such LTIP Units and otherwise to the extent the General Partner determines, in its sole and absolute discretion, necessary or appropriate to preserve the treatment of such LTIP Units as “profits interests” for U.S. federal income tax purposes and to comply with any applicable IRS guidance (including “safe harbor” guidance). Pursuant to and without limiting the foregoing, the General Partner shall be entitled, but not obligated, to limit allocations of Liquidating Gains to an LTIP Unit (other than an AO LTIP Unit) pursuant to Section 8(c)(i) to the extent, since the date of issuance of such LTIP Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit.
(e)Capital Account Adjustments and Allocations upon Forfeiture
. Except as otherwise provided in the Agreement or any applicable LTIP Agreement, in connection with any repurchase or forfeiture of LTIP Units pursuant to Section 5(b) hereof, the balance of the portion of the Capital Account of the holder of such LTIP Units that is attributable to all of their LTIP Units shall be reduced, to the greatest extent possible, by the amount, if any, by which it exceeds the target balance contemplated by Section 8(c) hereof, calculated with respect to such holder’s remaining LTIP Units, if any. Such reduction shall be accomplished in such manner as the General Partner determines, in its sole and absolute discretion, including a reduction with or without a reallocation of such amount among other Partners, special allocations of items of income, gain, loss or deduction (including pursuant to finalized Regulations), a “book down” in the value of Partnership assets in the amount of such reduction, or a combination of the foregoing.
9.Transfers
.
(a)Subject to the terms of any LTIP Agreement, a holder of LTIP Units shall be entitled to transfer their LTIP Units to the same extent, and subject to the same restrictions, as
ANNEX L-10

holders of OP Units are entitled to Transfer their OP Units pursuant to ARTICLE 11 of the Agreement; provided, however, a holder of an LTIP Unit may not Transfer such LTIP Unit (and any Partnership Unit into which such LTIP Unit converts) prior to the second anniversary of the grant of such LTIP Unit without the prior consent of the General Partner.
(b)Neither a conversion of an LTIP Unit into OP Units, a conversion of an AO LTIP Unit pursuant to Section 12 hereof, nor a conversion or other transmutation of an LTIP Unit into another type, in substance, of Unit, pursuant to the terms of this Agreement or an applicable LTIP Agreement, is a “Transfer” for purposes of Section 9(a) and the Agreement.
10.Legend
. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any LTIP Agreement, apply to the LTIP Unit.
11.Conversion of Basic LTIP Units and Performance LTIP Units into OP Units
.
(a)Except as otherwise provided in an applicable LTIP Agreement, immediately after each such time that either (i) LTIP Units become Vested LTIP Units or (ii) the assets of the Partnership are revalued pursuant to the Agreement, all Vested LTIP Units not previously converted into OP Units automatically shall be converted (an “Auto Conversion”) into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 6 hereof; provided, however, unless otherwise determined by the General Partner, the number of Vested LTIP Units of a holder that converts pursuant to an Auto Conversion shall not exceed (i) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to their ownership of Vested LTIP Units, divided by (ii) the Target Economic Capital Account Balance applicable to such Vested LTIP Units, in each case as determined as of a date on which satisfaction of the LTIP Unit Redemption Threshold is being determined (in either case, the “Capital Account Limitation”). Notwithstanding the foregoing, after one or more LTIP Units have satisfied the LTIP Unit Redemption Threshold, such Units shall forever have satisfied such threshold and the Capital Account Limitation shall thereafter apply only to any LTIP Units that have not previously satisfied such threshold with the result that, for the avoidance of doubt but subject to the following sentence, Unvested LTIP Units that previously have satisfied the LTIP Unit Redemption Threshold automatically shall convert into OP Units upon vesting. Notwithstanding the foregoing, only Vested LTIP Units that are free and clear of all liens shall be converted pursuant to an Auto Conversion.
(b)Following an Auto Conversion, the Partnership shall deliver a notice (an “Auto Conversion Notice”) in the form attached hereto as Exhibit I to the applicable holder of LTIP Units as soon as reasonably practicable following the Conversion Date (provided that the failure to deliver an Auto Conversion Notice will not affect the Auto Conversion or subject the General Partner or the Partnership to any liability).
(c)The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 6 hereof; provided, however, that, unless otherwise determined by the General Partner, the Partnership may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion pursuant to Section 11(a) hereof. In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached
ANNEX L-11

hereto as Exhibit II to the applicable holder of LTIP Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.1 of the Agreement.
(d)A conversion of Vested LTIP Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of LTIP Units, other than the surrender of any certificate or certificates evidencing such Vested LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of OP Units into which such LTIP Units were converted. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon their written request, a certificate of the General Partner certifying the number of OP Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The assignee of any Limited Partner pursuant to ARTICLE 11 of the Agreement may exercise the rights of such Limited Partner pursuant to this Section 11 and such Limited Partner shall be bound by the exercise of such rights by the assignee.
(e)For purposes of making future allocations under Section 8(c) hereof and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to their LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Target Economic Capital Account Balance determined for each such LTIP Unit as of the date on which satisfaction of the LTIP Unit Redemption Threshold for such LTIP Unit was determined.
(f)If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion (or that will become eligible for conversion as a result of a contemporaneous or prior Forced AO LTIP Unit Conversion), taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or the portion thereof attributable to the Partnership as determined by the General Partner in good faith, or if applicable, at a value for the Partnership assets determined by the General Partner in good faith using the value attributed to the OP Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the OP Units into which their LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of OP Units, assuming such holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction,
ANNEX L-12

prior to such Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such opportunity, and shall use commercially reasonable efforts to afford the holder of LTIP Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into OP Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of their transferees) the same kind and amount of consideration that a holder of OP Units would receive if such holder of OP Units failed to make such an election. Subject to the rights of the Partnership and the General Partner under any LTIP Agreement and the relevant terms of any applicable Equity Plan or any other applicable equity plan, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 11(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holder of LTIP Units whose LTIP Units will not be converted into OP Units in connection with the Transaction that will (i) contain provisions enabling the LTIP Unitholders that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement, including this ANNEX L, for the benefit of the holder of LTIP Units.
(g)No conversion of LTIP Units into OP Units, or Partnership Units that are not LTIP Units, may be made by a Person if, based on the advice of the Partnership’s counsel or accounting firm, the Partnership believes there is a material risk that such conversion could (i) result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or cause the Partnership to fail to qualify for a safe harbor from such treatment which the Partnership desires to preserve.
(h)Notwithstanding the foregoing, nothing in this Section 11 shall apply to an AO LTIP Unit (including, for the avoidance of doubt, the Capital Account balance attributable to such AO LTIP Unit), other than with respect to Vested LTIP Units into which an AO LTIP Unit has been converted pursuant to Section 12 hereof.
12.Conversion of AO LTIP Units to Basic LTIP Units or Performance LTIP Units
.
(a)The holder of a Basic AO LTIP Unit or a Performance AO LTIP Unit may convert such Unit into a Basic LTIP Unit at any time (i) on or after such AO LTIP Unit becomes a Vested LTIP Unit, and (ii) before the Expiration Date of such AO LTIP Unit (the “AO LTIP Unit Conversion Right”); provided, however, that an AO LTIP Unit holder may not exercise an AO LTIP Unit Conversion Right with respect to the lesser of (i) one thousand (1,000) AO LTIP Units and (ii) 100% of the AO LTIP Units held by such person that are Vested LTIP Units. If an AO LTIP Unit holder is notified of the expected occurrence of an event that will cause their Unvested LTIP Units to become Vested LTIP Units, such holder may give the Partnership an AO LTIP Unit Conversion Notice conditioned upon and effective as of the time of vesting and such AO LTIP Unit Conversion Notice, unless subsequently revoked by such person, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any AO
ANNEX L-13

LTIP Units into a Basic LTIP Unit shall be subject to the conditions and procedures set forth in this Section 12.
(b)Any AO LTIP Units being converted pursuant to an AO LTIP Unit Conversion Notice, a Forced AO LTIP Unit Conversion, or an Expiration Conversion will convert to a number of Basic LTIP Units equal to (i) the applicable AO LTIP Unit Value, multiplied by (ii) the number of AO LTIP Units being converted, and divided by (iii) the REIT Share Value on the Conversion Date. For the avoidance of doubt, the foregoing calculation shall be adjusted as necessary to take into account any differences in the AO LTIP Unit Values of the AO LTIP Units being converted. A conversion of AO LTIP Units under this Section 12 shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of AO LTIP Units, other than the surrender of any certificate or certificates evidencing such AO LTIP Units, as of which time such holder of AO LTIP Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Basic LTIP Units into which such LTIP Units were converted. After the conversion of AO LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon their written request, a certificate of the General Partner certifying the number of Basic LTIP Units and remaining AO LTIP Units, if any, held by such person immediately after such conversion. Notwithstanding the preceding two sentences, if (x) an AO LTIP Unit is converted under this Section 12, (y) the corresponding Basic LTIP Units are converted into OP Units pursuant to Section 11 hereof as of the same Conversion Date, and (z) such OP Units are not redeemed as of the same date, the relevant holder shall be reflected as a holder of OP Units (rather than as a holder of LTIP Units) as of the opening of the business day following such conversions and may be provided a certificate certifying the number of OP Units (rather than LTIP Units) owned by such holder based on such conversions. The assignee of any Limited Partner pursuant to ARTICLE 11 of the Agreement may exercise the rights of such Limited Partner pursuant to this Section 12 and such Limited Partner shall be bound by the exercise of such rights by the assignee.
(c)To exercise their AO LTIP Unit Conversion Right, an AO LTIP Unit holder shall deliver a notice (an “AO LTIP Unit Conversion Notice”) in the form attached hereto as Exhibit III to the Partnership (with a copy to the General Partner) not less than three (3) nor more than ten (10) days prior to the Conversion Date specified in such AO LTIP Unit Conversion Notice; provided, however, that if the General Partner has not given to the holder notice of a proposed or upcoming Transaction (as defined above) at least thirty (30) days prior to the effective date of such Transaction, then the holder shall have the right to deliver an AO LTIP Unit Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the General Partner of a Transaction or (y) the third Business Day immediately preceding the effective date of such Transaction. Each LTIP Unitholder seeking to convert AO LTIP Units covenants and agrees with the Partnership that all Units to be converted pursuant to this Section 12 shall be free and clear of all liens.
(d)Notwithstanding anything herein to the contrary, if the AO LTIP Units have been held for at least two years, subject to any restrictions set forth herein or in an applicable LTIP Agreement, an LTIP Unitholder may deliver a Notice of Redemption pursuant to Section 8.6 of the Agreement relating to the OP Units into which the Basic LTIP Units receivable on conversion of such AO LTIP Units ultimately are convertible in advance of the Conversion Date; provided, however, that the redemption of such OP Units by the Partnership shall in no event take place prior to the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put an AO LTIP Unit holder in a position where, if the AO LTIP Unit holder so wishes, (i) the Basic LTIP Units into which their AO LTIP Units convert can be converted into OP Units simultaneously by the Partnership, and (ii) the OP Units into which such Basic LTIP Units convert can be redeemed by the Partnership pursuant to Section 8.6 of the Agreement simultaneously, with the further consequence that, if the General Partner elects to assume the
ANNEX L-14

Partnership’s redemption obligation with respect to such OP Units under Section 8.6 of the Agreement by delivering to such AO LTIP Unit holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of their AO LTIP Units into Basic LTIP Units and corresponding conversion of such LTIP Units into OP Units, in all events subject to any restrictions on conversion or redemption set forth herein or in an applicable LTIP Agreement. The General Partner shall cooperate with a holder of AO LTIP Units to coordinate the timing of the different events described in the foregoing sentence.
(e)No conversion of AO LTIP Units may be made by a Person if, based on the advice of the Partnership’s counsel or accounting firm, the Partnership believes there is a material risk that such conversion could (i) result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or cause the Partnership to fail to qualify for a safe harbor from such treatment which the Partnership desires to preserve.
(f)If the Partnership or the General Partner shall be a party to any Transaction, then the General Partner shall, immediately before the Transaction, be entitled to cause a conversion of AO LTIP Units (a “Forced AO LTIP Unit Conversion”) with respect to the maximum number of AO LTIP Units then eligible for conversion under this Section 12, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or the portion thereof attributable to the Partnership as determined by the General Partner in good faith, or if applicable, at a value for the Partnership assets determined by the General Partner in good faith using the value attributed to the OP Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced AO LTIP Unit Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of AO LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the OP Units into which their AO LTIP Units ultimately will be converted (based on the conversion ratios set forth herein) the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of OP Units, assuming such holder is not a Constituent Person or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of AO LTIP Units of such opportunity, and shall use commercially reasonable efforts to afford the holder of AO LTIP Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each AO LTIP Unit held by such holder into Basic LTIP Units and corresponding conversion of such LTIP Units into OP Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive the same kind and amount of consideration (determined after taking into account the conversion ratios herein) that a holder of OP Units would receive if such holder of OP Units failed to make such an election. Subject to the rights of the Partnership and the General Partner under any LTIP Agreement and the relevant terms of any applicable Equity Plan or any other applicable incentive equity plan, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 12(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holder of LTIP Units whose LTIP Units will not be converted into
ANNEX L-15

OP Units in connection with the Transaction that will (i) contain provisions enabling the holders of AO LTIP Units that remain outstanding after such Transaction to convert their AO LTIP Units into securities as comparable as reasonably possible under the circumstances to the OP Units (taking into account the conversion ratio derived from Section 12(b) hereof) and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement, including this ANNEX L, for the benefit of the holders of AO LTIP Units with respect to the AO LTIP Units under this Section 12(f). To exercise its right of Forced AO LTIP Unit Conversion, the Partnership shall deliver a notice (a “Forced AO LTIP Unit Conversion Notice”) in the form attached hereto as Exhibit IV to the applicable holder of AO LTIP Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced AO LTIP Unit Conversion Notice.
(g)Except as otherwise provided in an applicable LTIP Agreement, and subject to the express limitations and restrictions of this Section 12, any AO LTIP Unit that would have an AO LTIP Unit Value greater than zero upon becoming a Post-Conversion Period AO LTIP Unit, instead of becoming a Post-Conversion Period AO LTIP Unit, automatically and without any action of any party shall be converted into a number of Basic LTIP Units calculated in accordance with Section 12(b) hereof. Each such conversion (each, an “Expiration Conversion”) shall be effective immediately upon the close of business on the applicable Expiration Date and all calculations under Section 12(b) hereof shall be made based on the relevant AO LTIP Unit Value as of such time. Following an Expiration Conversion, the Partnership shall deliver a notice (an “Expiration Conversion Notice”) in the form attached hereto as Exhibit V to the applicable holder of LTIP Units as soon as reasonably practical (provided that the failure to deliver an Expiration Conversion Notice will not affect the Expiration Conversion or subject the General Partner or the Partnership to any liability).
(h)For the avoidance of doubt, any Basic LTIP Unit resulting from a conversion under this Section 12, (i) is not an AO LTIP Unit and (ii) is a Vested LTIP Unit that may be converted (including, if applicable, simultaneously with the conversion of the applicable AO LTIP Unit) into an OP Unit under (and subject to the limitations of) Section 11 hereof. Upon conversion into Basic LTIP Units under this Section 12, an AO LTIP Unit shall cease to be treated as outstanding.
13.Redemption of LTIP Units
. Holders of LTIP Units shall not be entitled to the Redemption provided for in Section 8.6 of the Agreement unless, until and to the extent such LTIP Units have been converted into OP Units in accordance with their terms and prior to the second anniversary of the grant of such LTIP Units. For purposes of Section 8.6 of the Agreement, an OP Unit issued upon conversion of an LTIP Unit shall be deemed to have been issued when the LTIP Unit originally was issued. The General Partner shall cooperate with an LTIP Unitholder to coordinate the timing of a conversion of LTIP Units into OP Units, or the conversion of AO LTIP Units into Basic LTIP Units that are then converted into OP Units, in order to put an LTIP Unitholder in a position where, if the LTIP Unitholder so wishes, the OP Units into which their Vested LTIP Units will be converted can be redeemed by the Partnership pursuant to Section 8.6 of the Agreement as promptly as possible following such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such OP Units under Section 8.6 of the Agreement by delivering to such LTIP Unitholder REIT Shares rather than cash, then such LTIP Unitholder can have such REIT Shares issued to them as promptly as possible following the conversion of their Vested LTIP Units into OP Units.
ANNEX L-16

14.Voting
. Each LTIP Unit shall convey the same consent or other voting rights as an OP Unit.
15.Section 83 Safe Harbor
. Each Partner authorizes the General Partner to make a Safe Harbor Election (if and when the Safe Harbor Election becomes available), on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to LTIP Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election (if and when the Safe Harbor Election becomes available) shall be effective as of the date of issuance of such LTIP Units. If the General Partner determines that the Partnership should make a Safe Harbor Election, the General Partner is hereby authorized to amend the Agreement without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including an LTIP Unit, is Transferred in connection with the performance of services) will comply with all requirements of the Safe Harbor with respect to all Safe Harbor Interests Transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such Safe Harbor Election to be effective until such time (if any) as the General Partner determines, in its sole discretion, that the Partnership should terminate such election. The General Partner is further authorized to amend the Agreement to modify subparagraph 1(a) of EXHIBIT B of the Agreement to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of a Partnership Interest in connection with the performance of services. Notwithstanding anything to the contrary in the Agreement, each Partner expressly confirms that it will be legally bound by any such amendment.
16.Amendment
. Notwithstanding any provision herein or in the Agreement to the contrary, the General Partner shall be entitled, but not obligated, to amend this ANNEX L and the Agreement to (a) enable the grantees of LTIP Units to receive and hold, directly or indirectly, such LTIP Units through one or more entities established by the General Partner, its Affiliates or such grantees, and (b) resolve ambiguities, correct scrivener’s errors and otherwise conform the terms of this ANNEX L and the Agreement to the intentions of the Partnership, the General Partner and the Partners with respect to the matters addressed herein.

ANNEX L-17